Exhibit 2.1

Conformed

STOCK PURCHASE AGREEMENT

by and among

STERIS Corporation,

as Buyer,

United States Endoscopy Group, Inc.

as the Company,

and

THE SHAREHOLDERS PARTY HERETO

Dated as of July 16, 2012

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of this 16 day of July, 2012, is by and among STERIS Corporation, an Ohio corporation (“Buyer”), United States Endoscopy Group, Inc., an Ohio corporation (the “Company”), and the Shareholders party hereto (collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders are the owners of all of the shares of Class A Voting Common Stock, without par value, and Class B Non-Voting Common Stock, without par value, of the Company that are issued and outstanding as of the date of this Agreement (collectively, the “Shares”); and

WHEREAS, the Shareholders desire to sell to Buyer and Buyer desires to purchase from the Shareholders all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears, unless the context shall otherwise clearly require. All references herein to Articles, Sections, Exhibits, Disclosure Schedules and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Disclosure Schedules and Schedules to, this Agreement unless the context shall otherwise clearly require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this ARTICLE I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”

1.2 Certain Terms. Whenever used in this Agreement (including in the Disclosure Schedules and Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

“Accounting Firm” has the meaning set forth in Section 2.3(a).

“Accounts Receivable” has the meaning set forth in Section 4.27.

“Action” means any action, claim, demand, litigation, suit, proceeding, citation, summons, subpoena, hearing, complaint or assessment, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, at law or in equity, by or before any Governmental Authority.

“Actual Closing Working Capital” has the meaning set forth in Section 2.3(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Principles” means the accounting principles, practices, methodologies and policies set forth on Schedule 1.1.

“Agreement” means this Stock Purchase Agreement (including the Exhibits, Disclosure Schedules and Schedules hereto), as amended, modified or supplemented from time to time.

“Allocation Schedule” has the meaning set forth in Section 6.9(i).

“Ancillary Agreements” means the Escrow Agreement, the Release Agreements and the Royalty Agreement.

“Basket” has the meaning set forth in Section 9.1(c).

“Bonus Plans” has the meaning set forth in Section 8.2.

“Building #1 Owner” means MY Land Holding, LLC.

“Building #1 Property” means the land described in First American Title Insurance Company Commitment No. 120034OT, commonly known as 5976 Heisley Road, Mentor, Ohio, together with all buildings, improvements, structures and fixtures located thereon and all appurtenances, privileges, hereditaments and easements appurtenant thereto (including, without limitation, all minerals, oil, gas and hydrocarbon substances thereon, development rights, air rights, water, water rights, and water stock thereon) and all guaranties, warranties or permits benefiting the foregoing.

“Building #1 Purchase Price” means the outstanding Indebtedness of Building #1 Owner, plus the amount of prepayment penalties and negative interest rate swap balances associated with such Indebtedness, in each case, as of the Closing.

“Building #2 Owner” means PA’S Kids, LLC.

“Building #2 Property” means the land described in First American Title Insurance Company Commitment No. 120035OT, commonly known as 5970 Heisley Road, Mentor, Ohio, together with all buildings, improvements, structures and fixtures located thereon and all appurtenances, privileges, hereditaments and easements appurtenant thereto (including, without limitation, all minerals, oil, gas and hydrocarbon substances thereon, development rights, air rights, water, water rights, and water stock thereon) and all guaranties, warranties or permits benefiting the foregoing.

“Building #2 Purchase Price” means the outstanding Indebtedness of Building #2 Owner, plus the amount of prepayment penalties and negative interest rate swap balances associated with such Indebtedness, in each case, as of the Closing.

“Building #4 Property” means the land described in First American Title Insurance Company Commitment No. 120036OT, commonly known as 6091 Heisley Road, Mentor, Ohio, together with all buildings, improvements, structures and fixtures located thereon and all appurtenances, privileges, hereditaments and easements appurtenant thereto (including, without limitation, all minerals, oil, gas and hydrocarbon substances thereon, development rights, air rights, water, water rights, and water stock thereon) and all guaranties, warranties or permits benefiting the foregoing.

“Building #4 Purchase Price” means $500,000 plus the outstanding Indebtedness, plus the amount of prepayment penalties and negative interest rate swap balances, in each case associated with Building #4 Property and such Indebtedness, in each case, as of the Closing.

“Business Confidential Information” has the meaning set forth in Section 6.8(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Change of Control” means (a) any Person becomes the beneficial owner of equity securities of Buyer representing 50% or more of the combined voting power of Buyer’s then outstanding securities; (b) the consummation of a merger or consolidation of Buyer with any other Person; or (c) the consummation of a sale or disposition of all or substantially all of the assets of Buyer to any other Person.

“Buyer Indemnitee” has the meaning set forth in Section 9.1(a).

“Buyer Plan” has the meaning set forth in Section 8.2.

“Buyer Returns” has the meaning set forth in Section 6.9(b).

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certified Company Cash Amount” has the meaning set forth in Section 3.2(h).

“Certified Indebtedness” has the meaning set forth in Section 3.2(h).

“Certified Real Estate Purchase Price” has the meaning set forth in Section 3.2(h).

“Certified Selling Expenses” has the meaning set forth in Section 3.2(h).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Clawback Payment” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.15.

“Company Cash” means all cash, cash equivalents, liquid investments and marketable securities of the Company, plus all deposited but uncleared bank deposits of the Company and its Subsidiaries (but only to the extent the item to which such deposit relates is not also included as a current asset in the determination of Closing Working Capital pursuant to Section 2.3) and less all liabilities of the Company and its Subsidiaries for outstanding undrawn checks of the Company and its Subsidiaries (provided that the item to which such liability relates is not also included as a current liability in the determination of Closing Working Capital pursuant to Section 2.3). Any monetary conversion from the currency of a foreign country to United States dollars shall be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition, on the Business Day prior to the Closing Date.

“Company Intellectual Property” means any and all Intellectual Property owned, in whole or in part, by the Company or its Subsidiaries.

“Company Released Parties” has the meaning set forth in Section 6.10(a).

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated September 20, 2011, between Buyer and the Company.

“Consent” means a consent, approval, authorization, waiver, notification, permit, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Continuing Employee” has the meaning set forth in Section 8.1.

“Contract” means any note, deed, lease (whether real or personal property), loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, license, franchise, permit, power of attorney, purchase order, guarantee, order, insurance policy, acquisition or divestiture agreement, employment, consulting, severance, agency, bonus, compensation or similar agreement, non-

competition agreement, finder’s contract, secrecy, confidentiality, non-disclosure or similar agreement, and any other legally binding agreement, contract, obligation, commitment or understanding, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Covered Loss” means any and all costs, expenses, losses, damages, amounts paid in settlement, claims, interest, awards, judgments, fines and penalties (including reasonable attorneys’ fees and expenses), including any of the foregoing arising under, out of or in connection with any Action or Order.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE IV.

“Discovery Period” has the meaning set forth in Section 9.2(b).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Employee Plans” has the meaning set forth in Section 4.22(a).

“Endorsements” has the meaning set forth in Section 3.2(q).

“Environment” or “Environmental” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Laws.

“Environmental Condition” means any Release of any Hazardous Materials or any violation of Environmental Law in connection with: (a) the Real Property and any Hazardous Materials migrating thereto or therefrom; (b) any real property formerly owned, leased or operated by the Company, its Affiliates or any of their respective predecessors; or (c) any other real property at which any Hazardous Materials generated by the operations of the Company, its Affiliates or any of their respective predecessors prior to the Closing have been treated, stored, recycled, disposed of or have otherwise come to be located.

“Environmental Law” means any Law relating to remediation, restoration or protection of the Environment or human health (as relating to actual or potential exposure to Hazardous Materials), including such Laws relating to storage, treatment, management, generation, transportation, use or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means the escrow agreement to be entered into by the parties thereto at the Closing, in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required by the Escrow Agent).

“FDA” has the meaning set forth in Section 4.9(c).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fundamental Representations” means those representations and warranties contained in Sections 4.1 (Organization, Power and Authority), 4.2 (Capitalization), 4.3 (Validity of Agreements) and 4.12 (Taxes).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“General Escrow Account” means the separate account into which the General Escrow Amount is deposited and held by the Escrow Agent pursuant to the Escrow Agreement.

“General Escrow Amount” means $27,000,000.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any government authority, agency, department, board, commission or instrumentality of any such nation, government, state or political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state, local or foreign court of competent jurisdiction.

“Hazardous Materials” means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act, and any other materials, substances or wastes that are regulated or give rise to Liability under Environmental Law, and oil, petroleum and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Taxes measured by or imposed on the net or gross income or profit of the Company, together with any interest or penalties thereon.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person (i) for the principal of, interest on, and premium and breakage costs in respect of, money borrowed (whether or not borrowed from an Affiliate of such Person), (ii) evidenced by notes, debentures, bonds or other similar instruments; or (iii) in respect of all “cut” but uncashed checks issued by such Person, to the extent that Company Cash is a negative number; (b) all obligations of such Person issued or assumed as the deferred purchase price for property (including any “earnout” or “holdback” amounts) other than trade payables in the Ordinary Course of Business, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (e) all obligations of the type referred to in clauses (a) through (d) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (d) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For the avoidance of doubt, Indebtedness does not include (i) any trade payables in the Ordinary Course of Business, or (ii) any obligations under operating leases.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Information System” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Domain Names and Trade Secrets, and all rights to enforce and to collect damages for past, present and future violations of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“Inventory” means all raw materials, work-in-process, finished goods, supplies, molds, dies, parts, spare parts, replacement and component parts, labels and packaging and other inventories of the Company and its Subsidiaries (including in transit, on consignment or in the possession of any third party).

“IRS” means the Internal Revenue Service or any successor agency, together with any division, office or representative thereof.

“Knowledge of the Company” means (i) the actual knowledge of each of Gulam Khan, Anthony Siracusa, Peter Brumbergs, William Busby, Cynthia Lavo, Craig Moore, Carrol Martin and Marlin Younker after reasonable inquiry and (ii) the actual knowledge of each of Lynda Younker, Jon Younker, Allison Hanson and Gretchen Levy.

“Law” means any applicable law (including principles of the common law), act, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Liability” or “Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Lien” means any lien, charge, mortgage, pledge, deed of trust, security interest, burden, title defect, title retention agreement, occupancy agreement, easement, encroachment or other encumbrance.

“Litigation Conditions” has the meaning set forth in Section 9.2(b).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company or its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any conditions in the industries in which the Company and its Subsidiaries operate (but only to the extent such conditions do not disproportionately affect the Company and its Subsidiaries); (b) any conditions in the general economy or in the credit or financial or capital markets, including changes in interest or exchange rates, in the geographic area in which the Company and its Subsidiaries operate or developments or changes therein (but only to the extent such conditions do not disproportionately affect the Company and its Subsidiaries); (c) the announcement of this Agreement (including the identity of Buyer); (d) actions required to be taken pursuant to this Agreement; (e) national, state or international political or social conditions, including natural disasters or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or escalation of any existing hostilities (but only to the extent such conditions do not disproportionately affect the Company and its Subsidiaries); (f) changes in GAAP or any accounting standards or changes in Law or other binding directives issued by any Governmental Authority; or (g) the failure of the Company to meet any estimates, projections or other predictions (provided that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet estimates, projections or predictions has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from the definition of Material Adverse Effect)).

“Material Customers” has the meaning set forth in Section 4.19.

“Material Suppliers” has the meaning set forth in Section 4.19.

“MDRs” has the meaning set forth in Section 4.9(d).

“Non-Compete Covenants” has the meaning set forth in Section 6.6(b).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, as to any Person, its articles or certificate of incorporation or certificate of formation and its bylaws or regulations or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“OSHA” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether that of a Governmental Authority or private Person (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permit” means any license, permit, registration, permanent certificate of occupancy, concession, grant, franchise, filing, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes not yet due or, if due, being diligently contested in good faith by appropriate legal proceedings and for which appropriate reserves are reflected on the balance sheets contained in the Financial Statements and the Interim Financial Statements; (b) mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or, if due, are being contested in good faith by appropriate legal proceedings; (c) in the case of leased Real Property or subleased properties and assets, Liens on the lessors’ or prior lessors’ interests; and (d) in the case of owned Real Property, (i) easements, servitudes, covenants, conditions, restrictions and other similar matters, whether of record or not, affecting title to the Real Property and other encroachments and title and survey defects, in each case, that would be disclosed on an accurate survey of such Real Property, in each case, to the extent that the same does not materially detract from the value of the Real Property or materially interfere with any present or intended use of the Real Property, and (ii) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority (but not the violation of any such Laws).

“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, unincorporated society, association, trust, joint venture, Governmental Authority or other legal entity.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.9(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Post-Closing Straddle Period” has the meaning set forth in Section 6.9(a).

“Privilege Period” has the meaning set forth in Section 6.9(a).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Estate Adjustment” has the meaning set forth in Section 2.7.

“Real Property” means Building #1 Property, Building #2 Property, Building #4 Property and all the other real property described on Disclosure Schedule 4.15(a).

“Related Persons” has the meaning set forth in Section 4.20.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials), and any condition that results in the exposure of a Person to a Hazardous Material.

“Release Agreement” means each agreement attached as Exhibit B hereto that is being entered into concurrently herewith between the Company and certain employees of the Company

“Royalty Agreement” has the meaning set forth in Section 3.2(t).

“Sale Event” means any transaction pursuant to which a Person (other than a wholly owned Subsidiary of Buyer) acquires, directly or indirectly (other than as a result of a Buyer Change of Control), (a) a majority of the capital stock or other equity interests of the Company (whether by merger, consolidation, joint venture, sale or transfer of capital stock or otherwise) or (b) all or substantially all of the assets of the Company.

“Sale Proceeds” of a Sale Event means the value of all consideration paid or payable to Buyer or any of its Affiliates (including the Company) for the capital stock or other equity interests of the Company and/or its assets in connection with such transaction, including: all cash (including any sums placed in escrow upon the closing of the sale); all equity securities and interests; and all contingent and non-contingent debt instruments, earnouts and other deferred obligations; and the assumption of indebtedness and similar obligations by the acquirer. For the avoidance of doubt, Sale Proceeds shall not be reduced by any amounts used to pay indebtedness, transaction expenses or other similar obligations on behalf of Buyer or any of its Affiliates (including the Company).

“Sample Working Capital Statement” means the sample statement of Working Capital as of May 31, 2012 set forth on Schedule 1.3.

“Section 338(h)(10) Elections” has the meaning set forth in Section 6.9(i).

“Seller Indemnitee” has the meaning set forth in Section 9.1(b).

“Seller Related Person Claims” has the meaning set forth in Section 6.10(a).

“Seller Related Persons” has the meaning set forth in Section 6.10(a).

“Seller Returns” has the meaning set forth in Section 6.9(c).

“Selling Expenses” means all (a) costs, fees and expenses of outside professionals incurred by the Company, its Subsidiaries or any of the Shareholders or which the Company or its Subsidiaries has agreed to pay relating to the process of selling the Company, whether incurred in connection with this Agreement, any Ancillary Agreement or otherwise, including all legal fees, accounting, Tax, investment banking fees and expenses, (b) the Transaction Payments and all other bonuses, change of control payments, deferred compensation or other amounts payable to employees, agents and consultants of and to the Company or its Subsidiaries, in each case as a result of the transactions contemplated by this Agreement (including for each of the foregoing in this clause (b), the employer portion of any payroll, Social Security, unemployment or similar Taxes related thereto), and (c) severance obligations owed by the Company or its Subsidiaries to employees, agents and consultants of and to the Company or its Subsidiaries triggered prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, Social Security, unemployment or similar Taxes related thereto).

“Severance Guidelines” has the meaning set forth in Section 8.1.

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholders Representative” means Randall S. Myeroff.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Statement” has the meaning set forth in Section 2.3(a).

“Straddle Period” means all Tax periods that begin on or before, and end after, the Closing Date.

“Subsidiary” of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Working Capital” means $6,600,000.

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration or the imposition of any Tax.

“Tax Matter” has the meaning set forth in Section 6.9(h)

“Tax Return” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Term” has the meaning set forth in Section 6.6(c).

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transaction Payments” means any bonuses, change of control payments, non-compete payments, deferred compensation or other amounts payable to any current or former employees, directors, consultants or independent contractors of the Company or any Subsidiary of the Company as a result of the transactions contemplated by this Agreement, each of which is separately set forth on the list of all such payments that has been provided to the Buyer.

“Transfer Taxes” has the meaning set forth in Section 6.9(d).

“Unaccrued Real Property Expenses” has the meaning set forth in Section 2.7.

“Updated Disclosure Schedules” has the meaning set forth in Section 6.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” means, as of the date in question, the current assets of the Company on a consolidated basis of the type shown as being included in the calculation on the Sample Working Capital Statement, minus the current liabilities of the Company on a consolidated basis of the type shown as being included in the calculation on the Sample Working Capital Statement, in each case as calculated pursuant to the Agreed Principles.

“Working Capital Escrow Account” means the separate account into which the Working Capital Escrow Amount is deposited and held by the Escrow Agent pursuant to the Escrow Agreement.

“Working Capital Escrow Amount” means $2,000,000.

ARTICLE II SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Shareholders, and the Shareholders shall sell, transfer, assign, convey and deliver to Buyer, all of the Shares, free and clear of any Liens or any restriction on the right to vote, sell or otherwise dispose of the Shares.

2.2 Purchase Price.

(a) Subject to adjustment as provided in Section 2.3, in full consideration for the transfer of the Shares, the Non-Compete Covenants and the execution of the Ancillary Agreements, at the Closing, Buyer shall pay or cause to be paid, for the benefit of the Shareholders, the amount of $270,000,000 (the “Purchase Price”), payable as provided in clause (b) below.

(b) Buyer shall pay the Purchase Price at the Closing as follows:

(i) the Certified Indebtedness shall be paid to the Persons entitled thereto, to the extent previously unpaid;

(ii) the Certified Selling Expenses shall be paid to the Persons entitled thereto, to the extent previously unpaid; provided, that in the event any amounts paid under any Release Agreement are returned to the Company pursuant to an effective revocation of such agreement, the Company shall promptly remit such funds to the Shareholders Representative (on behalf of all of the Shareholders).

(iii) the General Escrow Amount and the Working Capital Escrow Amount shall be paid into the General Escrow Account and the Working Capital Escrow Account, respectively; and

(iv) a net amount equal to the Purchase Price (A) minus the aggregate of the amounts referred to in the preceding clauses of this Section 2.2(b) (B) plus the Certified Company Cash Amount (which amount shall in no event be less than $500,000 or more than $750,000), shall be paid by bank wire transfer of immediately available funds to an account designated to Buyer in writing by the Shareholders Representative (on behalf of all Shareholders), such designation to be made at least five (5) Business Days prior to the Closing Date. The net amount as determined in accordance with this Section 2.2(b)(iv) will be allocated pro rata among all the Shareholders based on each Shareholder’s respective number of Shares.

(c) Subject to adjustment as provided in Section 2.3, in full consideration for the transfer of Building #1 Property and Building #2 Property, at the Closing, Buyer shall pay or cause to be paid (i) the Building #1 Purchase Price for the benefit of the Building #1 Owner, and (ii) the Building #2 Purchase Price for the benefit of the Building #2 Owner, in each case, payable to the holders of the Indebtedness making up such amounts. Such payments shall be made by bank wire transfer of immediately available funds to an account designated to Buyer in writing by the Shareholders Representative (on behalf of all Shareholders), such designation to be made at least five (5) Business Days prior to the Closing Date.

(d) At the Closing, Buyer shall pay or cause to be paid the Building #4 Purchase Price (i) with respect to the Indebtedness making up such amount, to the holders thereof and (ii) with respect to the remaining amount, to the Shareholders Representative (on behalf of all Shareholders). Such payments shall be made by bank wire transfer of immediately available funds to an account designated to Buyer in writing by the Shareholders Representative (on behalf of all Shareholders), such designation to be made at least five (5) Business Days prior to the Closing Date.

(e) The aggregate of the Building #1 Purchase Price, the Building #2 Purchase Price and the Building #4 Purchase Price, in each case, payable pursuant to the foregoing paragraphs (c) and (d) shall in no event exceed $6,952,000.

2.3 Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders Representative (i) a statement (the “Statement”) setting forth the Working Capital as of the close of business on the Closing Date (“Closing

Working Capital”), (ii) the Real Estate Adjustment and (iii) a statement (the “Closing Cash Statement”) setting forth the aggregate amount of any and all Company Cash as of the close of business on the Closing Date (collectively, the “Adjustment Statements”). Notwithstanding anything herein to the contrary, Closing Working Capital shall not include any amount included in the determination of Certified Indebtedness, the Certified Company Cash Amount or Certified Selling Expenses. The Statement shall be prepared in accordance with GAAP as used in the preparation of the Sample Working Capital Statement, as modified by the Agreed Principles and in a format substantially similar to, and using accounting principles, practices, methodologies and policies consistent with those used in the preparation of, the Sample Working Capital Statement, except that Buyer is permitted to conduct a physical inventory on or near the Closing Date, at Buyer’s cost and expense, for purposes of preparing the Statement. The parties acknowledge and agree that if the Closing Date had been May 31, 2012, the Closing Working Capital would have been as set forth on the Sample Working Capital Statement, and that the preparation of the Statement and the determination of the actual Closing Working Capital pursuant to this Section 2.3(a) are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used to determine Working Capital as set forth on the Sample Working Capital Statement. Within thirty (30) days following receipt by the Shareholders Representative of the Adjustment Statements, the Shareholders Representative shall deliver written notice to Buyer of any dispute the Shareholders have that any Adjustment Statement has not been prepared on a basis consistent with the requirements of this Section 2.3(a) or Section 2.7, as applicable (such written notice shall set forth a detailed description of any such dispute); provided, however, that the Shareholders Representative (on behalf of the Shareholders) may not dispute the accounting principles, practices, methodologies and policies used in preparing the Statement to the extent they are consistent with GAAP as used in the preparation of the Sample Working Capital Statement, as modified by the Agreed Principles. If the Shareholders Representative does not so notify Buyer of a dispute with respect to the Adjustment Statements within such thirty (30)—day period, such Adjustment Statements will be final, conclusive and binding on the parties. In the event of such notification of a dispute, the parties shall negotiate in good faith to resolve such dispute. If Buyer and the Shareholders Representative, notwithstanding such good faith efforts, fail to resolve all or any portion of such dispute within thirty (30) days after the Shareholders Representative advises Buyer of the dispute, then Buyer and the Shareholders Representative jointly shall engage the firm of McGladrey LLP (or if McGladrey LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of the Shareholders Representative and Buyer, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the Company (prior to the Closing Date) and by Buyer in the conduct of their respective businesses) (the “Accounting Firm”), acting as experts and not as arbitrators, to resolve the dispute, or any remaining portion thereof, on a basis consistent with the requirements of this Section 2.3 and Section 2.7, as applicable. The parties agree that they will request that the Accounting Firm render its reasoned written decision within thirty (30) days after referral of the dispute to the Accounting Firm for decision pursuant hereto. In resolving the dispute, the Accounting Firm shall limit its review to the disputed items identified by the Shareholders Representative in the written notification (which decision, in the case of each disputed item, shall be within the range of the respective amounts asserted by the Shareholders Representative and Buyer to be the correct amount of such disputed item). All determinations so made by the Accounting Firm shall be final, conclusive and binding on the parties, absent manifest error. Judgment may be entered to enforce such determination in any court of competent jurisdiction. The Shareholders and Buyer shall bear their respective expenses and fees and expenses of their representatives and experts in connection with the preparation, review, dispute (if any) and final determination of the Adjustment Statements and Closing Working Capital; provided, however, that the Shareholders, on the one hand, and Buyer, on the other hand, shall share the fees and other expenses of the Accounting Firm equally.

(b) For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other party and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Statement and the resolution of any disputes thereunder.

(c) Upon the final determination pursuant to Section 2.3(a) of the Closing Working Capital (the “Actual Closing Working Capital”), the Purchase Price shall be adjusted, subject to Section 2.3(f), as follows:

(i) If the Actual Closing Working Capital is equal to the Target Working Capital, then there shall be no further adjustment to the Purchase Price based on the Closing Working Capital.

(ii) If the Actual Closing Working Capital is greater than the Target Working Capital, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to the Shareholders Representative (for the benefit of and on behalf of all Shareholders); provided, however, that the maximum amount payable by Buyer pursuant to this Section 2.3(c)(ii) shall be $2,000,000. In no event will Buyer, the Company or any of their respective Affiliates have any responsibility or liability for the allocation of any such payment among the Shareholders by the Shareholders Representative or the distribution of any such payment by the Shareholders Representative to the Shareholders.

(iii) If the Actual Closing Working Capital is less than the Target Working Capital, then such shortfall amount shall be paid to Buyer from the Working Capital Escrow Account.

(d) Upon the final determination pursuant to Section 2.3(a) of the aggregate amount of any and all Company Cash as of the close of business on the Closing Date (the “Actual Company Cash Amount”), the Purchase Price shall be adjusted as follows:

(i) If the Actual Company Cash Amount is equal to the Certified Company Cash Amount, then there shall be no further adjustment to the Purchase Price based on Company Cash.

(ii) If the Actual Company Cash Amount is greater than the Certified Company Cash Amount, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to the Shareholders Representative (for the benefit of and on behalf of all Shareholders). In no event will Buyer, the Company or any of their respective Affiliates have any responsibility or liability for the allocation of any such payment among the Shareholders by the Shareholders Representative or the distribution of any such payment by the Shareholders Representative to the Shareholders.

(iii) If the Actual Company Cash Amount is less than the Certified Company Cash Amount, then such shortfall amount shall be paid to Buyer from the Working Capital Escrow Account.

(e) Upon the final determination pursuant to Section 2.3(a) of the Real Estate Adjustment, the Building #1 Purchase Price and Building #2 Purchase Price, as applicable, shall be adjusted as follows:

(i) If the Real Estate Adjustment as so determined shows a net amount being owed to Building #1 Owner and/or Building #2 Owner, then Buyer shall pay or cause to be paid an amount in cash equal to such amount to the Shareholders Representative (for the benefit of Building #1 Owner and/or Building #2 Owner, as applicable).

(ii) If the Real Estate Adjustment as so determined shows a net amount being owed to Buyer, then such amount shall be paid to Buyer from the Working Capital Escrow Account.

(f) Upon final determination of all amounts owed pursuant to Sections 2.3(c), (d) and (e)), the aggregate amounts owed to the Shareholders Representative (on behalf of the Shareholders, Building #1 Owner and/or Building #2 Owner) shall be netted against the aggregate amounts owed to Buyer. If such aggregate net amount is positive in favor of the Shareholders Representative (on behalf of the Shareholders, Building #1 Owner and/or Building #2 Owner), then Buyer shall pay or cause to be paid such aggregate net amount in cash to the Shareholders Representative (on behalf of the Shareholders, Building #1 Owner and/or Building #2 Owner) by bank wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholders Representative to Buyer. Any such payment is to be made prior to the earlier of (A) five (5) Business Days following the date on which all such amounts are finally determined pursuant to Section 2.3(a) and (B) December 31, 2012. In no event will Buyer, the Company or any of their respective Affiliates have any responsibility or liability for the allocation of any such payment among the Shareholders, Building #1 Owner or Building #2 Owner by the Shareholders Representative or the distribution of any such payment by the Shareholders Representative to the Shareholders, Building #1 Owner or Building #2 Owner. If such aggregate net amount is positive in favor of Buyer, then the Shareholders Representative (on behalf of the Shareholders, Building #1 Owner and/or Building #2 Owner) and Buyer shall deliver a joint written authorization to the Escrow Agent, within two (2) Business Days from the date on which all such amounts are finally determined pursuant to Section 2.3(a), authorizing the Escrow Agent to release such net amount to Buyer from the Working Capital Escrow Account. In the event that such aggregate net amount is positive in favor of Buyer and exceeds the Working Capital Escrow Amount, Buyer shall be entitled at its sole discretion (i) to be paid an amount equal to such excess amount from the General Escrow Account, or (ii) to be paid an amount, in cash, equal to such excess amount from the Shareholders.

2.4 Clawback Payment. If during the two-year period beginning as of the Closing Date (a) a Sale Event occurs or (b) Buyer or any of its Affiliates (including the Company) enters into a binding agreement to effect a Sale Event, then Buyer shall pay to the Shareholders Representative (on behalf of all the Shareholders), as additional Purchase Price, an amount equal to 50% of the excess, if any, of the amount of the Sale Proceeds of such Sale Event over the sum of $270,000,000, the Building #1 Purchase Price, the Building #2 Purchase Price and the Building #4 Purchase Price (the “Clawback Payment”). The Clawback Payment shall be payable upon the consummation of the Sale Event; provided, however, that if any portion of the Clawback Payment is attributable to consideration payable after the closing of the Sale Event then that portion of the Clawback Payment shall be payable when such consideration is paid to Buyer or its Affiliate, as applicable. As used in this Section 2.4 and the definitions of Sale Event and Sale Proceeds, “Company” shall be deemed to include any Affiliate of Buyer that is the successor to the Company pursuant one or more inter-company transactions, including mergers, conversions, consolidations and sales or transfers of capital stock or assets.

2.5 Refunds and Remittances. If, after the Closing Date, any party to this Agreement receives any payment relating to any property of any other party, the receiving party will immediately forward such payment to the appropriate party.

2.6 Withholding. Notwithstanding anything herein to the contrary, Buyer shall be entitled to withhold, or cause to be withheld, any and all amounts from the Purchase Price equal to any withholding Tax owed to, or asserted by, any Taxing Authority as a result of the transactions contemplated by this Agreement to the extent required under applicable Law. Any amounts so withheld shall be treated as having been paid to the Shareholders. Buyer shall provide the Shareholders Representative with copies of all relevant Tax withholding certificates, correspondence or other filings. Notwithstanding the foregoing, subject to the delivery by the Shareholders of the items referred to in Section 3.2, Buyer is not aware of any withholding obligations with respect to the payment of the Purchase Price to the Shareholders pursuant to Section 2.2(b)(iv) .

2.7 Real Estate Adjustment. Buyer and Building #1 Owner (with respect to Building #1 Property), and Buyer and Building #2 Owner (with respect to Building #2 Property) agree that any real property taxes and assessments, utilities, insurance costs or other real property operating expenses attributable to Building #1 Property and Building #2 Property that were not accrued or accounted for on the finally determined Statement or the subject of a dispute submitted to, and resolved by, the Accounting Firm pursuant to Section 2.3(a) or resolved by the parties pursuant to Section 2.3(a) (collectively, “Unaccrued Real

Property Expenses”) will be prorated as of the Closing Date. Unaccrued Real Property Expenses for the year of Closing and, if and as applicable, the prior year, to the extent not yet paid, or the subsequent year, to the extent paid, shall be prorated based on the most recently ascertainable tax, utility, insurance or other applicable third-party bill or statement, which prorations shall be deemed final. Building #1 Owner and Building #2 Owner shall be responsible for its respective Unaccrued Real Property Expenses which are attributable to the time period on and prior to the Closing Date, and Buyer shall be responsible for all real estate taxes and assessments, utility charges, insurance costs and other operating expenses attributable to the applicable Real Property after the Closing Date. In addition, to the extent the Company has paid any rent or other charges to Building #1 Owner or Building #2 Owner attributable to time periods after the Closing Date that were not accrued or accounted for on the finally determined Statement or the subject of a dispute submitted to, and resolved by, the Accounting Firm pursuant to Section 2.3(a) or resolved by the parties pursuant to Section 2.3(a), such amounts will be similarly prorated as of the Closing Date. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders Representative a real property statement setting forth the prorations and adjustments described in this Section 2.7 (the “Real Estate Adjustment”). The Real Estate Adjustment shall be taken into consideration as part of the computation of the Closing Working Capital and Buyer or Shareholders Representative (on behalf of Building #1 Owner and/or Building #2 Owner), as the case may be, shall receive a credit for any amounts due to them attributable to Unaccrued Real Property Expenses pursuant to Section 2.3 above. Building #1 Owner and Building #2 Owner represent and covenant to Buyer that since May 4, 2012 they have not amended, and from the date hereof through the Closing Date they will not amend, any agreement relating to the Indebtedness of Building #1 Owner or Building #2 Owner that would increase the amounts owed to the lenders of such Indebtedness.

ARTICLE III CLOSING AND DELIVERIES

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114 (or remotely by electronic mail or facsimile exchange of documents and signatures), at 10:00 a.m., local time, on the later of (i) August 13, 2012 and (ii) the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver) of the conditions set forth in ARTICLE VII (other than those conditions which are to be satisfied only on the Closing Date), or at such other place, time and date as shall be agreed between the parties to this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The parties intend that the Closing shall be deemed to be effective for accounting, tax and working capital purposes at 11:59 p.m. Eastern Time on the Closing Date.

3.2 Deliveries by the Shareholders. At the Closing (or in the case of clause (h) below, no later than the close of business one Business Day prior to the Closing Date), the Shareholders will deliver or cause to be delivered to Buyer the following items:

(a) stock powers or such other documents that are necessary to transfer to Buyer good and valid title to the Shares, together with all original certificates representing the Shares;

(b) the original record books and stock record books of the Company;

(c) the original corporate record books and stock record books (or their equivalent) of each of the Company’s Subsidiaries;

(d) copies of the Organizational Documents of the Company, each as amended, certified by an officer of the Company;

(e) copies of the Organizational Documents of each of the Company’s Subsidiaries, each as amended, certified by an officer of each such Subsidiary;

(f) a certificate of good standing of the Company issued by the Secretary of State of the State of Ohio, issued as of the most recent practicable date, and a certificate of good standing of the Company issued by the appropriate Governmental Authority in each state where the Company is qualified to do business, each issued as of the most recent practicable date;

(g) a certificate of good standing (or equivalent document) of each of the Company’s Subsidiaries issued by the secretary of state (or an equivalent Governmental Authority) of its jurisdiction of incorporation or formation and in each jurisdiction in which each such Subsidiary is qualified to do business;

(h) a certificate of the Chief Financial Officer of the Company setting forth in reasonable detail (i) the aggregate amount of any and all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing (other than Indebtedness included in the Building #4 Purchase Price) (the “Certified Indebtedness”), (ii) the aggregate amount of any and all unpaid Selling Expenses as of the Closing (the “Certified Selling Expenses”), (iii) the aggregate amount of any and all Company Cash as of the Closing (the “Certified Company Cash Amount”) and (iv) the aggregate amount of the Building #1 Purchase Price, Building #2 Purchase Price and Building #4 Purchase Price, in each case, as of the Closing (the “Certified Real Estate Purchase Price”);

(i) payoff letters from each lender with respect to indebtedness for borrowed money included in the Certified Indebtedness and Certified Real Estate Purchase Price, setting forth the full amount due and owing to such lender as of the Closing Date necessary to extinguish all Indebtedness of the Company, its Subsidiaries, Building #1 Owner and Building #2 Owner and release any Lien in favor of such lender on the assets of the Company, its Subsidiaries, the Building #1 Property or the Building #2 Property, and authorizing Buyer, or obligating such lender, to file appropriate mortgage releases, termination statements under the Uniform Commercial Code and such other instruments as may be reasonably necessary to evidence and effect termination of such Liens;

(j) copies of the resolutions of the board of directors of the Company approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, certified by the Company’s secretary;

(k) copies of the (i) resolutions of the board of directors of the Company authorizing and effecting the amendment and termination provided for in Section 6.15 of the Company 401(k) Plan prior to the Closing, certified by the Company’s secretary and (ii) any other documentation relating to such termination;

(l) a duly executed counterpart by the Shareholders and the Shareholders Representative of the Escrow Agreement;

(m) a properly completed non-foreign affidavit of each Shareholder dated as of the Closing Date, sworn under penalty of perjury, setting forth such Shareholder’s name, address and federal tax identification number and stating that such Shareholder is not a “foreign person” or “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code of 1986 and applicable regulations in the form attached hereto as Exhibit C;

(n) an IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the Company and its Subsidiaries, duly executed by each Shareholder, and any other analogous or corresponding form required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election;

(o) a properly completed IRS Form W-9 of each of the Shareholders;

(p) a special warranty deed in the form attached hereto as Exhibit D, duly executed (i) by Building #1 Property Owner conveying Building #1 Property to the Company subject only to the Permitted Exceptions, and (ii) by Building #2 Property Owner conveying Building #2 Property to the Company subject only to the Permitted Exceptions;

(q) an owner’s title insurance policy (or irrevocable commitment to issue a title policy, together with a proforma owner’s title insurance policy), at the sole cost and expense of the Shareholders, issued by Buyer’s title company, insuring that the Company has good and marketable title to Building #1 Property and Building #2 Property free and clear of all Liens other than Permitted Liens, with the standard pre-printed exceptions deleted and with the endorsements described on Schedule 3.2(q) (the “Endorsements”) in the amount of the Building #1 Purchase Price (with respect to the Building #1 Property) and the Building #2 Purchase Price (with respect to the Building #2 Property);

(r) customary title affidavits, certificates and other documentation as reasonably required by, and in form and substance reasonably acceptable to, Buyer’s title company as may be necessary for it to issue to Buyer, at Buyer’s sole cost and expense, a commercially reasonable fee title insurance policy insuring that the Company has good and marketable title to Building #4 Property free and clear of all Liens other than Permitted Liens, with the standard pre-printed exceptions deleted and with the Endorsements;

(s) written resignations of the directors and officers (or equivalent governing authority) of the Company and each of its Subsidiaries (in their capacities as such) as set forth on Schedule 4.2(e); and

(t) a duly executed Royalty Agreement, between the Company and MLGAJ, LLC, an Ohio limited liability company, in the form attached hereto as Exhibit E (the “Royalty Agreement”).

3.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Shareholders Representative (or as otherwise directed below) the following items:

(a) a certificate of good standing of Buyer issued by the Ohio Secretary of State, issued as of the most recent practicable date;

(b) copies of the resolutions of the board of directors of Buyer approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer;

(c) payment of the Purchase Price as provided in Section 2.2(b); and

(d) a duly executed counterpart by Buyer of each Ancillary Agreement to which it is a party.

3.4 Intercompany Arrangements. The Shareholders and Buyer acknowledge and agree that, immediately prior to the Closing, except as provided in this Agreement or any Ancillary Agreement, any Contract between the Company or any of its Subsidiaries, on the one hand, and the Shareholders or any of their respective Affiliates (other than the Company or its Subsidiaries), on the other hand, shall be terminated and be of no further force or effect.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders represent and warrant to Buyer as follows, in each case subject to the qualifications and exceptions set forth in the disclosure schedules provided by the Shareholders to Buyer on the date hereof (the “Disclosure Schedules”):

4.1 Organization, Power and Authority.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Ohio and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Disclosure Schedule 4.1(a), which are the only jurisdictions in which the Company is required to be so qualified as of the date hereof, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

(b) The Company and its Subsidiaries have the corporate power and authority to (i) own, operate and lease their respective properties and assets as and where currently owned, operated and leased and (ii) carry on their respective businesses as currently conducted.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000 shares consisting of 1,000 shares of Class A Voting Common Stock and 4,000 shares of Class B Non-Voting Common Stock, all of which are without par value, of which 180 shares of Class A Voting Common Stock and 1,620 shares of Class B Non-Voting Common Stock are currently issued and outstanding. The Shares comprise the only securities of the Company of any kind or nature which are currently issued and outstanding and which will be issued and outstanding as of the Closing Date, including any securities convertible or exchangeable into shares of capital stock or other securities. The Shares are fully paid and non-assessable and were issued in compliance with all Laws, including all applicable state, federal and foreign securities laws, and not in violation of any preemptive rights. There are no outstanding powers of attorney executed by any Shareholder that would affect any Shareholder’s ability to transfer any of the Shares to Buyer.

(b) Disclosure Schedule 4.2(b) sets forth a true, accurate and complete list of the record and beneficial owners of the Shares and the number of Shares owned by each of them. Each Shareholder is the legal and beneficial owner and the holder of record of, and has good and marketable title to, all of the Shares set forth opposite his, her or its name on Disclosure Schedule 4.2(b), free and clear of all Liens. Delivery of the Shares to Buyer as provided in this Agreement will vest in Buyer good and marketable title to the Shares, free and clear of all Liens.

(c) The authorized capital stock of each of the Company’s Subsidiaries, together with the par value of such capital stock, the number of outstanding shares of such capital stock and the record and beneficial ownership of such capital stock, is set forth on Disclosure Schedule 4.2(c). Such capital stock comprises the only securities of such Subsidiaries of any kind or nature which are currently issued and outstanding and which will be issued and outstanding as of the Closing Date, including any securities convertible or exchangeable into shares of capital stock or other securities. Such capital stock is fully paid and non-assessable and was issued in compliance with all Laws, including all applicable state, federal and foreign securities laws, and not in violation of any preemptive rights.

(d) There are no agreements of any kind or nature related to the issuance, transfer, sale or other disposition of any shares of capital stock or other securities of the Company or any of its Subsidiaries, including any options, warrants, subscriptions, rights, calls or other commitments or agreements relating thereto. Neither the Shares, nor any shares of capital stock or other securities of the Company or any of its Subsidiaries, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any shareholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements currently existing with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

(e) Disclosure Schedule 4.2(e) lists the current directors and officers of the Company and each of its Subsidiaries.

4.3 Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which the Shareholders are to be parties, will constitute, the legal, valid and binding obligation of the Shareholders and the Beneficiaries, enforceable against such Shareholders and Beneficiaries in accordance with its terms. Each of the Shareholders and the Beneficiaries has the requisite legal capacity and full corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate (or equivalent) action of the Shareholders and the Beneficiaries.

4.4 No Conflicts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Shareholders or the Beneficiaries, nor the performance of the Shareholders’ or Beneficiaries’ obligations hereunder or thereunder, will (a) violate, conflict with or result in a breach of any Laws or the Organizational Documents of any of the Shareholders, the Company or any of its Subsidiaries, (b) assuming that all Consents contemplated by Section 4.5 and Disclosure Schedule 5.3 have been obtained and all filings and notifications described therein have been made, violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Contract to which the Company or any of its Subsidiaries is a party or by which any of the assets or property of the Company or any of its Subsidiaries are bound, (c) result in the creation or imposition of any Lien with respect to any of the assets or properties of the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien with respect to the Shares.

4.5 Consent. Disclosure Schedule 4.5 sets forth each Consent (in addition to any Consents required under the HSR Act) required in connection with the execution and delivery by any of the Shareholders of this Agreement or the Ancillary Agreements or the consummation by the Shareholders of the transactions contemplated hereby or thereby, other than any Consents that may be required under any Contract that is not required to be listed on Disclosure Schedule 4.8.

4.6 Financial Statements.

(a) Disclosure Schedule 4.6(a) sets forth correct and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income, cash flows and shareholders’ equity for the years ended December 31, 2010 and December 31, 2011, together with the notes thereto (collectively, the “Financial Statements”).

(b) The Company has also provided correct and complete copies of the unaudited consolidated balance sheets of the Company as of May 31, 2012 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the five (5)—month period then ended (collectively, the “Interim Financial Statements”).

(c) The Financial Statements and Interim Financial Statements present fairly, in all material respects, the financial position, results of operations and shareholders’ equity of the Company at the dates and for the time periods indicated and have been prepared in accordance with GAAP, consistently applied, except as stated in the audit report of Cohen & Company in relation to the Financial Statements and except for the exclusion of footnote disclosures in relation to the Interim Financial Statements. The Financial Statements and Interim Financial Statements were derived from the books and records of the Company and its Subsidiaries.

4.7 No Material Adverse Effect. Since December 31, 2011, the business and operations of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2011, neither the Company nor any of its Affiliates (to the extent relating to the Company) has:

(a) sold, assigned, transferred (including transfers to any employees, equityholders, or Affiliates), leased or otherwise disposed of any material amount of assets or properties except for sales of Inventory in the Ordinary Course of Business;

(b) received any notice of termination of any material Contract or suffered any theft or material loss (whether or not covered by insurance) with respect to any material assets or properties;

(c) cancelled or compromised any debt or claim of value in excess of $200,000, or waived or released any right or claim of value in excess of $200,000;

(d) mortgaged, pledged, factored, or subjected to any Lien, any assets or properties;

(e) made any individual expenditure (including capital expenditures) or investments in any Person in excess of $200,000;

(f) suffered any material adverse change in its relations with its employees, sales agents, independent contractors, customers, suppliers or lenders;

(g) transferred, granted, waived or abandoned any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(h) instituted, settled or agreed to settle any Action;

(i) failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice;

(j) to the Knowledge of the Company, except as reflected in the Financial Statements (including the notes thereto), incurred any Liability except (i) Liabilities under Contracts entered into by the Company or its Subsidiaries in the Ordinary Course of Business, none of which is for breach of contract, and (ii) other Liabilities incurred in the Ordinary Course of Business;

(k) entered into any transaction or Contract other than in the Ordinary Course of Business, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby;

(l) (A) entered into or amended any employment, retention, severance, change in control or similar agreement or arrangement, other than with Persons hired in the Ordinary Course of Business on or after December 31, 2011 to the extent such employment, in and of itself, is deemed an agreement or arrangement; (B) granted any increase in the compensation of any employee, agent, independent contractor or consultant of the Company or its Subsidiaries (other than normal compensation increases budgeted in the annual business plan and made in the Ordinary Course of Business) or instituted or adopted any compensation or benefit program, plan or arrangement for employees of the Company or its Subsidiaries or amended any such program, plan or arrangement to increase benefits thereunder in any material respect or (C) paid or accrued any bonus or deferred compensation for or in respect of, any current or former employee of the Company or its Subsidiaries other than payments or accruals made in the Ordinary Course of Business;

(m) declared or paid any dividends or other distributions (in each case, other than cash dividends and distributions) with respect to any of its equity interests or redeemed or purchased, directly or indirectly, any of its equity interests or any options (in each case other than redemptions or purchases made in cash);

(n) issued or sold any capital stock or other equity interests (or securities convertible into its equity interests) or split, combined or subdivided its capital stock or other equity interests;

(o) (i) made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settled or compromised any Tax liability; (iii) made, changed or rescinded any Tax election; (iv) surrendered any right in respect of Taxes; (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (vi) amended any Tax Return; or

(p) taken any action or omitted to take any action (or committed to take or omit any action) that would result in the occurrence of any of the foregoing.

4.8 Contracts. Disclosure Schedule 4.8 sets forth as of the date hereof all Contracts to which the Company or any of its Subsidiaries is a party, or by which any of the assets of the Company or any of its Subsidiaries are bound, and that:

(a) govern the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company or any of its Subsidiaries (including any such Contract under which the Company or any of its Subsidiaries has incurred any Indebtedness);

(b) provide for the employment of any Person that cannot be terminated at any time and for any reason without further Liability;

(c) contain covenants limiting the freedom of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market;

(d) concern the ownership, licensing, sharing, transferring or any rights under Company Intellectual Property or the Intellectual Property of any other Person (other than “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software );

(e) are with any directors, managers, officers, employees, or equityholders of the Company or its Affiliates (other than agreements on the Company’s standard form relating to the assignment of inventions, confidential information and non-competition, in each case, entered into in the Ordinary Course of Business and for the benefit of the Company);

(f) provide for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) involving total payments in excess of $250,000 (excluding only for purposes of this clause (f) Contracts relating to the sale of products by the Company or its Subsidiaries to customers or distributors);

(g) grant to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or its Subsidiaries;

(h) pertain to the lease of Real Property or equipment or other personal property involving total payments in excess of $100,000;

(i) are with any distributor, sales representative, dealer, broker or advertising arrangement and involve total payments in excess of $100,000;

(j) involve a joint venture, affiliation or joint development arrangement;

(k) are with any Governmental Authority;

(l) involve management services, consulting services, support services or any other similar services and involve total payments in excess of $100,000;

(m) involve the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(n) provide for indemnification by the Company or its Subsidiaries of any Person, other than Contracts entered into by the Company or its Subsidiaries in the Ordinary Course of Business that relate to the sale of products by the Company or its Subsidiaries to customers or distributors;

(o) involve the sale of products by the Company or its Subsidiaries to any Material Customer, other than purchase orders, price quotations or other similar items that do not create or evidence a continuing contractual relationship; and

(p) are otherwise material Contracts or Contracts not made in the Ordinary Course of Business.

Each Contract listed on Disclosure Schedule 4.8 (or required to be listed on Disclosure Schedule 4.8) is in full force and effect, and is a valid and binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the General Enforceability Exceptions. With respect to each Contract listed on Disclosure Schedule 4.8 (or required to be listed on Disclosure Schedule 4.8): (a) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default under or in violation of any such Contract; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation, and none of the Company, its Subsidiaries, or the Shareholders have received any notice claiming that the Company or any of its Subsidiaries has committed any such default or violation or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same; and (c) neither the Company nor any of its Subsidiaries has released any material right thereunder.

4.9 Compliance with Laws and Other Instruments.

(a) The Company and its Subsidiaries have been for the past five (5) years and are in compliance, in all material respects, with all Laws applicable to their respective businesses, properties or operations as presently conducted.

(b) The Company and its Subsidiaries have all material Permits necessary for the conduct of their respective businesses, all of which are in full force and effect, and there are no Actions pending or, to the Knowledge of the Company, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any such Permits.

(c) The Company, its Subsidiaries, and all products designed, manufactured, marketed or sold by the Company and its Subsidiaries, are now, and at all times in the past have been, (i) in compliance with all applicable Laws that are under the jurisdiction of the United States Food and Drug Administration (the “FDA”) and any other Governmental Authority, and (ii) duly registered, cleared and approved by the competent authority in the respective country to the extent required by applicable Law.

(d) The Company and its Subsidiaries have filed all medical device reports (“MDRs”) required to be filed with the FDA under applicable Law and have no Liability to any Person for any incident reported on any filed MDR or for any incident that occurred that should have been reported on an MDR pursuant to applicable Law and for which no MDR was filed.

4.10 Intellectual Property.

(a) Disclosure Schedule 4.10(a) sets forth as of the date hereof, with owner, countries, registration and application numbers and dates indicated, as applicable, a complete and correct list of all of the following Company Intellectual Property: Patents; Patent applications; Trademark registrations and pending applications for Trademark registration; Copyright registrations and pending applications for Copyright registration; and Domain Name registrations. All of the Company Intellectual Property required to be listed thereon is active, valid and enforceable, is owned solely by the Company or its Subsidiaries, and the ownership of the entire right, title and interest therein is recorded with the applicable Governmental Authority solely in the name of the Company or its Subsidiaries.

(b) Except for any fees payable to a Governmental Authority to issue, register or maintain any of Company Intellectual Property listed on Disclosure Schedule 4.10(a) and for any payments required pursuant to a Contract set forth on Disclosure Schedule 4.8 or entered into after the date hereof in the Ordinary Course of Business, no payments of any kind are required to be made by the Company or any Subsidiary of the Company to any Person for the Company or its Subsidiaries’ ownership of any Company Intellectual Property or of any other Intellectual Property used by the Company or its Subsidiaries (other than with respect to “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software). Except as set forth in a Contract set forth on Disclosure Schedule 4.8 or entered into after the date hereof in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has licensed or otherwise granted any right to any Person (including Affiliates of the Company) under any Company Intellectual Property or otherwise agreed not to assert its rights in any Company Intellectual Property against any Person. Except as set forth in a Contract set forth on Disclosure Schedule 4.8 or entered into after the date hereof in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has been licensed or otherwise granted any rights to any Intellectual Property of any Person (including Affiliates of the Company) (other than “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software).

(c) All current consultants or contractors to the Company or its Subsidiaries, and all former consultants or contractors that have provided services to the Company or its Subsidiaries within the past six (6) years, have executed and delivered valid written instruments that assign to the Company all rights to any Intellectual Property developed by them in the course of their performing services for the Company or its Subsidiaries. All employees of the Company or its Subsidiaries who participated in the creation or contributed to the development of Intellectual Property were employees of the Company or its Subsidiaries at the time of rendering such services and such services were within the scope of their employment and such employees have otherwise validly assigned such Intellectual Property to the Company. No director, officer, manager, member, employee, consultant, contractor, agent or other representative of the Company or its Subsidiaries owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company.

(d) The Company and its Subsidiaries have entered into confidentiality and nondisclosure agreements with all of its respective directors, officers, managers, employees, consultants, contractors and agents and any other Person with access to the confidential Company Intellectual Property to protect the confidentiality and value thereof, and, to the Knowledge of the Company, there has not been any breach by any of the foregoing of any such agreement.

(e) The Company and its Subsidiaries do not infringe, misappropriate, dilute or otherwise violate or conflict with, and have not infringed, misappropriated, diluted or otherwise violated or conflicted with, any Intellectual Property right of any other Person (including Affiliates of the Company or the Shareholders). To the Knowledge of the Company, no Company Intellectual Property or Intellectual Property exclusively licensed to the Company or its Subsidiaries is being infringed or otherwise violated by any other Person.

(f) In the past three (3) years, there has been no Action pending, or to the Knowledge of the Company, threatened in writing, whether or not resolved or settled, that (i) challenges the rights of the Company or its Subsidiaries in respect of any Intellectual Property or (ii) asserts that the operation of the Company’s business is, was or will be infringing or otherwise in violation of or conflict with any Intellectual Property, or is, was or will be required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property. No Company Intellectual Property is subject to any Order, and the Company and its Subsidiaries have not been subject to any Order in respect of any other Person’s Intellectual Property.

(g) The Company and its Subsidiaries have complied at all times with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations in effect on the date hereof, including compliance with the Company’s own data protection principles, requests from data subjects for access to data held by the Company and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to the Company. No Person has claimed any compensation from the Company or its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal data, and, to the Knowledge of the Company, no facts or circumstances exist that might give rise to such a claim.

(h) The Company Intellectual Property, together with the Intellectual Property that is licensed to the Company or its Subsidiaries pursuant to a Contract set forth on Disclosure Schedule 4.8 or entered into after the date hereof in the Ordinary Course of Business, constitutes all of the Intellectual Property necessary to operate the Company’s business as currently conducted and the Company has a valid right to exploit such Intellectual Property as necessary to operate the Company’s and its Subsidiaries’ businesses as currently conducted.

(i) Disclosure Schedule 4.10(i) lists as of the date hereof all the Information Systems owned, licensed or leased by the Company or its Subsidiaries, and, if operated or hosted by any other Person, the identity and contact information for such Person. None of such Information Systems depend upon any Information System of any other Person (other than the Internet). Such Information Systems are sufficient for the conduct of the Company’s business as currently conducted and as anticipated to be conducted. The Company and its Subsidiaries use reasonable means, consistent with state of the art means generally available to the public, to protect the security and integrity of all such Information Systems. The Company and its Subsidiaries’ use of any Information System does not exceed the scope of the rights granted to the Company or its Subsidiaries with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems.

4.11 Litigation and Orders. Disclosure Schedule 4.11 sets forth a list, as of the date of this Agreement and for the thirty-six (36) months prior thereto, of each Action or Order pending, resolved, settled or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries. To the Knowledge of the Company, there is no basis upon which any Action could reasonably be brought or initiated or any Order instituted.

4.12 Taxes.

(a) All Tax Returns with respect to any Pre-Closing Tax Period by or on behalf of each of the Company and its Subsidiaries, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.

(b) All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes owed by the Company and its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(d) The Company and its Subsidiaries have withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and all Forms W-2, 1099 or other documentation required with respect thereto has been properly completed and timely filed.

(e) No Tax Return of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period commencing on or after January 1, 2006 has ever been audited by any Taxing Authority and no change or adjustment has been required by any Taxing Authority.

(f) The amount of the Company’s and its Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before May 31, 2012 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes, if any) reflected on the Interim Financial Statements.

(g) Neither the Company nor any of its Subsidiaries has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no audit, examination, investigation or other proceeding now pending or, to the Shareholders’ knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(i) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(k) Disclosure Schedule 4.12(k) contains a list of all jurisdictions (whether foreign or domestic) in which the Company and its Subsidiaries file, or are required to file as of the date hereof, a Tax Return relating to income, franchise, gross receipts, license, excise, net worth, property, sales, use or any other Tax at any time for any taxable period not closed by the applicable statute of limitations.

(l) Neither the Company, any of its Subsidiaries, nor any of the Shareholders has received within the past six (6) years written notice of any claim by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that Governmental Authority.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date.

(n) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. No power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries that would, in any manner, bind, obligate or restrict Buyer.

(o) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(r) The Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(s) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence up to and including the Closing Date. The Company has no qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code.

(t) The Company will not be liable for any Tax under Sections 1374 or 1375 of the Code or any similar provisions of state, local or foreign Law in connection with the transactions contemplated by this Agreement.

(u) None of the assets of the Company or any of its Subsidiaries are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.

(v) The Company and its Subsidiaries have made available to Buyer for inspection (i) complete and correct copies of all Tax Returns filed by the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

4.13 Environmental Matters.

(a) The Company and its Subsidiaries have been for the past five (5) years and are in compliance, in all material respects, with all Environmental Laws and any Permits required pursuant to Environmental Laws.

(b) To the Knowledge of the Company there are no polychlorinated biphenyls or any asbestos or asbestos containing materials located on or within the Real Property. Neither the Company, any of its Subsidiaries, nor any of their predecessors sells or has sold any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way.

(c) Neither the Company nor any of its Subsidiaries has received any pending Environmental Claim or notice of any currently threatened Environmental Claim.

(d) Neither the Company nor any of its Subsidiaries has agreed to or is subject to any outstanding Governmental Order under any Environmental Law.

(e) There has been no Release of any Hazardous Materials at any property currently or formerly owned or leased by the Company, its Subsidiaries or any of their respective predecessors that requires reporting, investigation, assessment, cleanup, removal, remediation or any other type of response or action by the Company or any of its Subsidiaries pursuant to any Environmental Law or that otherwise would reasonably be expected to result in material Liability under any Environmental Law.

(f) Neither the Company, any of its Subsidiaries, nor any of their respective predecessors has owned, leased or conducted operations at any location other than the Real Property.

(g) No Real Property is listed or, to the Knowledge of the Company, is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System or the National Corrective Action Priority System, and, to the Knowledge of the Company, no real property at which any Hazardous Materials generated by the operations of the Company, its Subsidiaries, or any of their respective predecessors have been treated, stored, neglected, disposed of or have otherwise come to be located is so listed or proposed to be listed.

(h) To the Knowledge of the Company, there is no information indicating that any Person, including any employee, may have impaired health, as the result of the operations or products of the Company, its Subsidiaries or any of their respective predecessors or any Release from or on any land, building or other improvement owned, leased or used in the operation of the Company, its Subsidiaries or any of their respective predecessors.

(i) To the Knowledge of the Company, no underground storage tanks are or have ever been located on the Real Property.

(j) There currently are effective all Permits required under any Environmental Laws that are necessary for the conduct of the Company and its Subsidiaries’ operations at the Real Property and for any existing alterations or improvements at the Real Property, and any applications for renewal of such Permits have been submitted on a timely basis.

(k) The Shareholders have caused the Company to provide to Buyer copies of all documents, records and written information that are in the Company’s and its Subsidiaries’ possession or reasonable control concerning Environmental Conditions or potential liability under Environmental Laws, including previously conducted Environmental assessments, compliance audits, asbestos surveys and documents regarding any Releases at, upon or from the Real Property, and Environmental agency reports and correspondence.

4.14 Insurance.

(a) Disclosure Schedule 4.14(a) sets forth a complete and correct list and description (including applicable premiums and deductibles) of all currently effective policies of, and binders evidencing, life, fire, real and personal property (including building, machinery, equipment, inventory and raw materials), workers’ compensation, general liability (including products, both aircraft and non-aircraft) and other forms of insurance or bonds, including title insurance, carried by the Company or its Subsidiaries on the date of this Agreement. Such policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default under any of them.

(b) Disclosure Schedule 4.14(b) describes, with respect to the Company and its Subsidiaries and any of their respective assets and properties as of the date of this Agreement: (i) any self-insurance arrangement, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk; and (iii) all obligations to provide insurance coverage to any Person (for example, under any leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Except for any insurance policies that provide benefits pursuant to Employee Plans, Disclosure Schedule 4.14(c) sets forth as of the date of this Agreement, by year, for the current policy year and each of the three preceding policy years: (i) a summary of the loss experience under each policy of insurance, and (ii) a statement describing each claim under a policy of insurance, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; (C) the amount and a brief description of the claim; and (D) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)(i) All policies of insurance to which the Company or its Subsidiaries is a party (A) are valid, outstanding and enforceable and (B) are sufficient for compliance with all Laws and Contracts; (ii) neither the Company or any of its Subsidiaries has received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (y) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder; (iii) the Company and its Subsidiaries have paid all premiums due under each policy of insurance to which it is a party; and (iv) the Company and its Subsidiaries have given timely notice to the insurer of all claims that may be insured thereby.

4.15 Real Property.

(a) Except for the Real Property, neither the Company nor any of its Subsidiaries owns, leases, subleases, licenses or has any interests in any real property, and no other real property is used or held for use by the Company or any of its Subsidiaries in connection with or is otherwise necessary to carry on the business of the Company and its Subsidiaries, including real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way. Disclosure Schedule 4.15(a) contains a complete and correct list and description of the Real Property, setting forth the address and owner of each parcel of Real Property and identifying such Real Property as owned or leased. The Real Property and the appurtenant easements include all of the land, buildings, offices, structures, appurtenant easements and other improvements used or held for use in connection with or otherwise required to carry on the business of the Company and its Subsidiaries.

(b) there are no Actions in eminent domain or other similar Actions pending, or, to the Knowledge of the Company, threatened that would have an adverse effect on the use or operation of the Real Property;

(c) the present use and operation of the Real Property does not violate any instrument of record or agreement affecting the Real Property;

(d) neither the Company nor any of its Subsidiaries has received any notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use or similar Laws in connection with the use or operation of the Real Property;

(e) all facilities of the Company and its Subsidiaries located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as presently operated, and all of such services are adequate to conduct that portion of the business of the Company and its Subsidiaries as presently conducted at each of such facilities;

(f) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by the

Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no threatened special assessment pertaining to any of the Real Property;

(g) there are no Contracts to which the Company or any of its Affiliates is a party granting to any Person other than the Company or its Subsidiaries the right of use or occupancy of any portion of the parcels of the Real Property; and

(h) there are no Persons other than the Company and its Subsidiaries in possession of the Real Property.

4.16 Company Assets.

(a) The Company and its Subsidiaries have good and marketable fee simple title to, or valid and enforceable leasehold interests in, as applicable, all of the Real Property and all of their respective assets and properties subject only to Permitted Liens.

(b) The Company and its Subsidiaries are the only entities through which the Company’s business is conducted, and the assets and properties currently owned, leased or licensed by the Company and its Subsidiaries constitute all of the tangible properties necessary to conduct the Company’s business as it is currently conducted.

4.17 Inventory. The Inventory has been acquired and has been maintained in the Ordinary Course of Business. Inventories now on hand that were purchased after the date of the Financial Statements were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.

4.18 Undisclosed Liabilities. To the Knowledge of the Company, except as reflected in the Financial Statements (including the notes thereto), there exist no Liabilities of the Company or its Subsidiaries except (i) Liabilities under Contracts entered into by the Company or its Subsidiaries in the Ordinary Course of Business, none of which is for breach of contract, and (ii) other Liabilities incurred in the Ordinary Course of Business.

4.19 Customers and Suppliers. Disclosure Schedule 4.19 sets forth a correct and complete list of the 100 largest United States customers and the 10 largest international customers of the Company (the 25 largest United States customers and the 10 largest international customers listed on Schedule 4.19, the “Material Customers”) (on a consolidated basis) in terms of sales for the twelve (12)—month period ended May 31, 2012, and the 20 largest suppliers (“Material Suppliers”) of the Company (on a consolidated basis) in terms of cost of services or products provided to the Company for the twelve (12)—month period ended May 31, 2012, together with the dollar amount of sales or services provided by the Company during said period and, with respect to listed United States customers, during the twelve (12) – month period ended May 31, 2011 to each listed customer and the dollar amount of the services or products provided to the Company during said period by each listed supplier. As of the date hereof, (a) no listed customer or listed supplier has indicated to the Company that it intends substantially to decrease the amounts of its purchases from or sales to the Company, (b) the Company is not involved in any material claim, dispute or controversy with any Material Customer or Material Supplier, and (c) the Company is not

involved in any claim, dispute or controversy with any of its other customers or suppliers, whether listed on Schedule 4.19 or otherwise, that, individually or in the aggregate, is reasonably anticipated to have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties set forth in the immediately preceding sentence shall not be deemed to be inaccurate with respect to the 26th through 100th largest United States customers (as determined in the first sentenced of this Section 4.19) unless such representations and warranties are inaccurate as to six or more of such customers.

4.20 Related Party Transactions. No officer, director, manager, shareholder, partner or member of the Company or its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or its Subsidiaries, (iv) has any claim or cause of action against the Company or its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or its Subsidiaries.

4.21 Labor Matters.

(a) (i) neither the Company nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consulting agreement or other similar type of Contract, (ii) neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company or its Subsidiaries, and no organizational attempt has been made or, to the Knowledge of the Company, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company or its Subsidiaries. During the past five (5) years, none of the Company, any of its Subsidiaries nor any predecessor company has experienced any labor strike, material dispute, slowdown or stoppage, material grievance or claim of unfair labor practice, and neither the Company nor any of its Subsidiaries has committed any unfair labor practice.

(b) Disclosure Schedule 4.21(b) sets forth as of the date hereof a complete and correct list of all employees of the Company and its Subsidiaries, together with a description of their respective job titles and the rate of all regular and special compensation (including salaries, Transaction Payments, other bonuses, consulting fees and incentive or deferred compensation) payable to each such Person in any and all capacities. Neither the Company nor any of its Subsidiaries employs any employee who cannot be dismissed immediately without notice and without further Liability to the Company or its Subsidiaries, subject to applicable employment Laws and unpaid vested benefits accrued under the Employee Plans. As of the date hereof, no employee of the Company or its Subsidiaries has provided written notice to the Company or its Subsidiaries of his or her intent to terminate his or her employment.

(c) Disclosure Schedule 4.21(c) sets forth a complete and correct list of all current and former employees of Company and its Subsidiaries who have been suspended, terminated, laid off, granted any leave of absence or otherwise placed in any non-active status during the ninety-day period ending on the date of this Agreement. Neither the Company nor its Subsidiaries has taken action with respect to employees that could be construed as a “plant closing,” “mass layoff” or “employment loss” within the meaning of the WARN Act during the ninety (90) - day period ending on the Closing Date.

4.22 Employee Plans.

(a) Disclosure Schedule 4.22(a) contains a true and complete list as of the date hereof of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, under which any present or former employees, directors, officers, managers, equityholders, consultants, or independent contractors of the Company or its Affiliates are or may become entitled to benefits or with respect to which the Company or the Affiliates have or may have any liability (all of the above being hereinafter collectively referred to as “Employee Plans”). No Employee Plan is maintained outside of the United States. The Shareholders have caused the Company to deliver to Buyer true, complete and correct copies of (A) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (B) the most recent determination letters from the IRS with respect to the Employee Plans (as applicable), (C) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Employee Plan and the two most recent summary annual reports (if such reports were required), (D) the most recent summary plan description for each Employee Plan for which such a summary plan description is required, and (E) each trust agreement, group annuity contract or other funding and financing arrangement and each administrator or services agreement relating to any Employee Plan.

(b) Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material Liability or excise tax under ERISA or the Code being imposed on the Company or its Subsidiaries.

(c) There is no pending Action, audit, voluntary compliance program or Order (except routine claims for benefits) against or involving any Employee Plan.

To the Knowledge of the Company, there are no threatened Actions against or involving any Employee Plan (except routine claims for benefits).

(d) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan or otherwise result in any payment (whether of severance pay or otherwise) becoming due from the Company or its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or its Subsidiaries.

(e) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code.

(f) Neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(j) All (i) insurance premiums required to be paid with respect to, and (ii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(k) With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no Liability of the Company or its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement, or similar charge, nor would there be any such Liability if such insurance policy was terminated on the date hereof.

(l) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(m) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company or its Subsidiaries, or the dependents, other beneficiaries or alternate payees of any such current or former employee.

(n) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(o) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is, and has been operated in such manner as to be, in compliance with Section 409A of the Code.

(p) Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans.

(q) The Company and its Shareholders have reserved all rights necessary to terminate the Company 401(k) Plan without the consent of any other Person.

4.23 Absence of Certain Commercial Practices.

(a) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other Person acting on behalf of the Company or its Subsidiaries has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, employee of any Governmental Authority or other Person who is or may be in a position to help or hinder the business of the Company or its Subsidiaries or assist the Company or its Subsidiaries in connection with any actual or proposed transaction relating to the Company or its Subsidiaries. Without limiting the foregoing, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other Person acting on behalf of the Company or its Subsidiaries has, directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (i) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (ii) any political party, or employee or director thereof, or (iii) any candidate for a political position or any political subdivision for the purpose of: (A) influencing any act or decision of such Person described in clauses (i)-(iii), including a decision to not comply with his/her official duties; (B) inducing such Person described in clauses (i)-(iii) to act or fail to act in violation of his/her legal duties; or (C) causing such Person described in clauses (i)-(iii) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.

(b) Each transaction in connection with the business of the Company and its Subsidiaries is properly and accurately recorded on the books and records of the Company or its Subsidiaries, and each document upon which entries in the Company and its Subsidiaries’ books and records are based is complete and accurate in all respects. The Company and its Subsidiaries maintain systems of internal accounting controls adequate to insure that they maintain no off-the-books accounts and that the assets of the Company and its Subsidiaries are used only in accordance with the Company and its Subsidiaries’ management directives.

4.24 Product Warranty and Product Liability.

(a) There are no product warranty, product liability or other tort claims pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries. Disclosure Schedule 4.24(a) sets forth as of the date hereof a complete and correct summary of material product warranty, product liability or other tort claims made against the Company or its Subsidiaries within the past five (5) years.

(b) Each product sold or otherwise delivered by the Company or its Subsidiaries has been in conformity with all applicable contractual commitments and all warranties, and neither the Company nor any of its Subsidiaries has any Liability for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements. No product manufactured, sold, leased or delivered by the Company or its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Disclosure Schedule 4.24(b) sets forth as of the date hereof true, correct and complete copies of the standard terms and conditions of sale, lease or service of the Company and its Subsidiaries.

4.25 No Broker’s, Finder’s or Insider Fees. No Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of the Company, its Subsidiaries or any Shareholder, any right, interest or valid claim against Buyer, the Company or its Subsidiaries for any commission, fee or other compensation as a finder or broker in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, nor are there any fees or any payments or promises of payment, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated hereby or thereby to the Shareholders, the Company, its Subsidiaries, or any director, officer, manager or employee of the Company or its Subsidiaries, or any Affiliate of any of the foregoing.

4.26 OSHA.

(a) The Company and its Subsidiaries have been conducting their respective businesses and operations, and their respective assets have been maintained, in compliance in all material respects with OSHA.

(b) There are no investigations pending or, to the Knowledge of the Company, threatened by any Governmental Authority or other third Person that would result in the imposition of any material Liability on the Company or its Subsidiaries pursuant to OSHA.

(c) Neither the Company nor any of its Subsidiaries owes any assessments, penalties, fines, liens, charges, surcharges, nor are there any other amounts due or owing pursuant to OSHA, and there have been no material reassessments under OSHA during the previous five (5) years.

(d) Disclosure Schedule 4.26(d) sets forth as of the date hereof all reports of any OSHA audits with respect to the business of the Company or its Subsidiaries performed within the previous five (5) years by any Person (including the Company, its Subsidiaries or the Shareholders). Disclosure Schedule 4.26(d) sets forth as of the date hereof all orders issued under OSHA, together with any appeals thereof, with respect to the business of the Company or its Subsidiaries within the previous five (5) years by any Person.

(e) The Shareholders have caused the Company to deliver to Buyer copies of all orders and reports under OSHA, together with the minutes of all joint health and safety committee meetings, with respect to the Company and its Subsidiaries for the past five (5) years.

4.27 Accounts Receivable. All accounts receivable, notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for amounts due to the Company or its Subsidiaries (collectively, “Accounts Receivable”) that are reflected on the Financial Statements and on the accounting records of the Company or its Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company or its Subsidiaries in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. The Company has provided a complete and accurate list of all Accounts Receivable as of June 30, 2012, which list sets forth the aging of each such Account Receivable.

4.28 Bank Accounts. Disclosure Schedule 4.28 sets forth as of the date hereof a true and complete list of (a) the name and address of each bank with which the Company or its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or its Subsidiaries.

4.29 No Other Representations or Warranties. Except for the representations and warranties of the Shareholders expressly set forth in this Agreement (as modified by the Disclosure Schedules) and the Ancillary Agreements, neither the Shareholders, the Company nor any other Person are making or have made any representations or warranties of any sort to or for the benefit of Buyer, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and the Shareholders and the Company expressly disclaim any other representations and warranties. In particular, the Shareholders and the Company do not make any representation or warranty to Buyer with respect to any financial projection or forecast, written or oral, relating to the Company or its Subsidiaries.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

5.1 Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of Buyer’s business or the location of its properties makes such qualification necessary except where the failure to be qualified would not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

5.2 Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which Buyer is to be a party, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of Buyer.

5.3 No Conflict. Subject to the receipt of all Consents set forth on Schedule 5.3, neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the performance of its obligations hereunder or thereunder, will violate, conflict with or result in a breach of any Laws or the Organizational Documents of Buyer.

5.4 Litigation. As of the date of this Agreement, there is no Action pending against or, to Buyer’s knowledge, threatened against or affecting Buyer that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.

5.5 Solvency. Assuming the accuracy of all of the representations and warranties set forth in ARTICLE IV, immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing related thereto, Buyer and its Subsidiaries (including the Company on a consolidated basis) will (a) be able to pay their respective debts as they become due and will own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing related thereto with the intent to hinder, delay or defraud either present or future creditors of Buyer or, to Buyer’s knowledge and assuming the accuracy of all of the representations and warranties set forth in Article IV, the Company and its Subsidiaries.

5.6 Financing. Buyer has, and at the Closing will have, sufficient cash on hand and available under credit facilities existing as of the date hereof to deliver the Purchase Price in full and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliate’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.7 No Broker’s or Finder’s Fees. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Shareholders for any commission, fee or other compensation as a finder or broker in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

5.8 Investment Intention. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of such Shares. Buyer understands that the Shares have not been registered under the Securities Act of 1933 and cannot be sold unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.

ARTICLE VI COVENANTS

6.1 Interim Operations. From the date hereof until the Closing, except as set forth in Schedule 6.1 or as expressly permitted or required by this Agreement or as otherwise expressly consented to by Buyer in writing, and to the extent not prohibited by applicable Law, the Shareholders shall cause the Company and its Subsidiaries to:

(a) conduct their respective businesses in the Ordinary Course of Business and use commercially reasonable efforts to (i) maintain and keep their properties and equipment in good repair, working order and condition, (ii) keep in full force and effect insurance presently maintained (or insurance comparable in amounts and scope of coverage), (iii) perform in all material respects all of their obligations under any Contracts, (iv) maintain the books and records in the usual manner, (v) comply in all material respects with all Laws and Permits, (vi) maintain and preserve their business organizations intact and keep available to Buyer the services of present employees, agents and independent contractors, and (vii) preserve for the benefit of Buyer all goodwill and their relationships with the suppliers, customers and others having business relations with them;

(b) not change their Organizational Documents or merge or consolidate with or into any other Person;

(c) not enter into any (i) Contract described under Section 4.8 other than in the Ordinary Course of Business or (ii) any hedging, swap or derivative Contracts;

(d) not perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 4.7 that would have been inconsistent with the representations and warranties set forth therein had the same occurred after December 31, 2011 and prior to the date hereof;

(e) not accelerate the collection of Accounts Receivable or defer the payment of accounts payable;

(f) other than in connection with the reimbursement of expenses in the Ordinary Course of Business, not incur any Indebtedness, accelerate the repayment of any existing Indebtedness, or make any payment with respect to any Indebtedness other than nondiscretionary payments that become due and payable in the Ordinary Course of Business prior to the Closing Date;

(g) not (i) make any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settle or compromise any Tax liability; (iii) make, change or rescind any Tax election; (iv) surrender any right in respect of Taxes; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (vi) amend any Tax Return;

(h) prior to the Closing Date, the Company shall (i) cause U.S. Endoscopy Global IC-DISC, Inc. to make a final distribution of all remaining dividends to the Company and (ii) distribute the stock of U.S. Endoscopy Global IC-DISC, Inc. to the Shareholders; and

(i) other than as required by Law or the terms of an existing Employee Plan or Contract as in effect on the date hereof, not (i) increase the salary or other compensation of any employee of the Company or any of its Subsidiaries, other than non-officer level employees in the Ordinary Course of Business, (ii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or similar arrangement made to, for, or with the employees of the Company or otherwise modify or amend or terminate any Employee Plan, (iii) terminate or hire any employee, other than non-officer level employees in the Ordinary Course of Business or (iv) enter into any deferred compensation, severance, special pay, or similar agreement or arrangement, with any individual.

Notwithstanding anything to contrary in this Section 6.1, the Company and its Subsidiaries shall be permitted to use any and all Company Cash to make cash distributions or other cash payments to any Shareholder or any of their Affiliates or to pay any Selling Expenses. For the avoidance of doubt, the taking of any action described in the foregoing sentence shall not, in and of itself, constitute a breach of any representation, warranty, covenant or agreement in this Agreement.

6.2 Reasonable Access.

(a) From the date hereof until the Closing Date, upon reasonable notice furnished by Buyer to the Shareholders Representative, which notice (notwithstanding Section 11.3) may be furnished either orally or in writing, the Shareholders will cause the Company to permit Buyer and Buyer’s attorneys, consultants, accountants and other representatives to have reasonable access during regular business hours, to the Company and its Subsidiaries’ personnel and all of the Company and its Subsidiaries’ premises (whether leased or otherwise occupied), properties, employees, books, records (including Tax records), accountants’ working papers (whether of internal or outside accountants), Contracts and documents, and will cause the Company to furnish Buyer with copies of such documents and with such information with respect to the affairs of the Company and its Subsidiaries as Buyer may from time to time reasonably request. Such access shall not interfere in any material respect with the business of the Company or its Subsidiaries, and Buyer will not improperly disclose such information prior to the Closing. Any such furnishing of such information to Buyer or any investigation by Buyer shall not affect Buyer’s right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. Notwithstanding the foregoing, the Shareholders shall not be obligated (i) to provide, or cause to be provided, any information, documents or access to any Person unless Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such Person, or such Person enters into a confidentiality agreement with the Shareholders Representative on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable Law (including those relating to security clearance or export controls) or any agreement to which the Company is a party or (B) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, suppliers or vendors of the Company in connection with the transactions contemplated by this

Agreement, except with the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding any provision of this Agreement to the contrary, Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where Buyer or a Subsidiary of Buyer also has submitted or intends to submit a bid for such contract or subcontract.

(c) Notwithstanding the foregoing provisions of this Section 6.2, the Company shall have no obligation to permit access to the Real Property for purposes of, and Buyer shall have no right to conduct any invasive environmental testing or sampling at the Real Property, including “Phase II” testing or sampling without Shareholders Representative’s prior written consent.

(d) For a period of six (6) years following the Closing Date, Buyer will permit the Shareholders Representative to have access upon reasonable notice during normal business hours to the books and records of the Company and its Subsidiaries (or copies or extracts thereof) with respect to periods or portions of periods ending on or before the Closing Date, as the Shareholders Representative may reasonably request in order to comply with applicable Tax Laws and to fulfill the Shareholders’ obligations under this Agreement and the Ancillary Agreements, provided, however, that any such access shall not unreasonably interfere with the conduct of the businesses of Buyer or any of Buyer’s Affiliates. The Shareholders shall promptly reimburse Buyer for any and all out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) incurred by Buyer, any Affiliate of Buyer or any of their respective representatives in connection with the foregoing.

6.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Shareholders and Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and by the Ancillary Agreements and to obtain satisfaction or waiver of the conditions precedent to such transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Authorities and the making of all necessary registrations and filings as promptly as practicable and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary Consents from third parties (all at the Shareholders’ expense), (iii) the defending of any Actions challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.

(b) Without limiting the generality of the foregoing, if required, each party shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in any event not later than ten (10) days after the date hereof, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. The parties shall each request early termination of the waiting period under the HSR Act.

(c) To the extent not prohibited by Law, the Shareholders and Buyer shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of such meeting.

(d) Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.3, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In connection with the foregoing, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted by any Governmental Authority in court in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

6.4 Further Assurances. Following the Closing Date, the Shareholders and Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Shareholders, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement. Without limiting the foregoing and to facilitate smooth product launches, subsequent to execution of this Agreement and prior to Closing, the Company will, to the extent legally permissible, share information and coordinate actions with Buyer with respect to such product development matters as Buyer may reasonably request, including the taking of such actions, if any, as may be listed on Schedule 6.4, prior to Closing.

6.5 No Solicitation. The Shareholders shall not, and shall not authorize or permit any officer, director, manager or employee of the Company, its Subsidiaries or any Shareholder, or any investment banker, attorney, accountant or other agent or representative retained by the Shareholders, the Company or any of their respective Affiliates to, directly or indirectly, (i) solicit, initiate or encourage any “other bid,” (ii) consider, accept or enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. The Shareholders Representative shall promptly advise Buyer orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the Person making any such other bid or inquiry and the material terms thereof. As used in this Section 6.5, “other bid” shall mean any proposal relating to the acquisition of any or all of the equity interests of the Company or its Subsidiaries, or for a merger, sale of securities, sale, lease or license of substantial assets or similar transaction involving the Company or its Subsidiaries, other than (A) the transactions contemplated by this Agreement and the Ancillary Agreements and (B) the sale of Inventory in the Ordinary Course of Business.

6.6 Agreement Not to Compete.

(a) During the Term, the Shareholders and the Beneficiaries shall not, and shall cause their respective Affiliates not to, (i) engage, directly or indirectly (whether as equityholder, partner, joint venturer, financing source or consultant in any capacity whatsoever), anywhere in the world, in the business of designing, manufacturing, marketing or selling diagnostic, therapeutic or support devices, equipment, accessories, consumables or services with gastrointestinal, laparoscopy or urology uses (the “Business”), (ii) have any direct or indirect financial or other interest in any corporation, firm, business or entity engaged in the Business or (iii) solicit, directly or indirectly, any customer of the Company or its Subsidiaries with respect to or on behalf of any business or entity engaged in the Business provided, however, this Section 6.6 shall not prohibit any Shareholder or Beneficiary from owning a passive interest of less than five percent (5%) of a publicly traded company that competes with the Company or its Subsidiaries.

(b) If any Shareholder, any Beneficiary or any of their respective Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 6.6 (the “Non-Compete Covenants”), Buyer shall have the right and remedy to have the Non-Compete Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and its Affiliates and that money damages will not provide an adequate remedy to Buyer and its Affiliates. Nothing in this Section 6.6 shall be construed to limit the right of Buyer to collect money damages in the event of a breach o f the Non-Compete Covenants. In addition to the remedies Buyer may seek and obtain pursuant to this Section 6.6, the Term shall be extended by and all periods during which any Shareholder, any Beneficiary or any of their respective Affiliates shall be found by a court of competent jurisdiction to have been in violation of any of the Non-Compete Covenants.

(c) Subject to the provisions of Section 6.6(b), the term of this Section 6.6 (the “Term”) shall commence on the Closing Date and end on the five (5)—year anniversary of the Closing Date, unless a court of competent jurisdiction shall find that such period is not permissible with respect to a jurisdiction, in which case, this Section 6.6 shall terminate, with respect to such jurisdiction only, at the end of the maximum period of time permissible under applicable Law.

(d) If any Governmental Authority determines that any of the Non-Compete Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Non-Compete Covenants shall, to the extent enforceable under applicable Law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid or unenforceable.

(e) If any Governmental Authority determines that any of the Non-Compete Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such Governmental Authority shall have the power to modify any such provision, to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

6.7 Nonsolicitation. For a period of five (5) years from the Closing Date, no Shareholder, Beneficiary or any of their respective Affiliates, or the employees, directors, agents or representatives of any of the foregoing, shall on its or their own behalf or on behalf of any other Person, directly or indirectly, solicit for employment or hire any employee employed by Buyer or any of its Affiliates (including the Company and its Subsidiaries) without the prior written consent of Buyer.

6.8 Confidentiality.

(a) All information supplied to Buyer by the Company or its representatives in connection with the negotiation and execution of this Agreement and the Ancillary Agreements shall be held by Buyer in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Buyer’s obligation to maintain the confidentiality of such information provided by the Company or its representatives shall expire as of the Closing, but not upon any earlier termination of this Agreement (and nothing shall prevent Buyer from using such information in connection with its operation of the Company and its Subsidiaries from and after the Closing).

(b) From and after the Closing, no Shareholder or Beneficiary shall disclose to any Person or use, and the Shareholders and the Beneficiaries shall use their best efforts to prevent their respective employees and representatives from disclosing to any Person or using, any Business Confidential Information. “Business Confidential Information” means any proprietary, non-public information that has commercial value or other utility and is related to the Company or its Subsidiaries or the unauthorized disclosure of which could be detrimental to the value of the Company or its Subsidiaries subject to the following exceptions: (i) information generally available to the public prior to the Closing; (ii) information that is or becomes generally available to the public through no action by the Company, any of its Subsidiaries, any Shareholder, any Beneficiary, or any of their respective employees or representatives; or (iii) information that is later lawfully acquired by any Shareholder, any Beneficiary or any of their respective representatives from sources other than those related to their prior ownership of the Company (provided that such source is not under an obligation to keep such information confidential); provided, however, that the Shareholders and the Beneficiaries may disclose Business Confidential Information to their respective representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such representatives are informed by the Shareholders or the Beneficiaries of the nature of the Business Confidential Information and are directed by the Shareholders or the Beneficiaries to hold the Business Confidential Information in confidence, and the Shareholders or Beneficiaries, as applicable, shall be responsible for any breach of the confidentiality provisions of this Section 6.8(b) by such representatives; provided further, however, that nothing herein will prevent the Company, the Shareholders, the Beneficiaries or any of their respective representatives from using Business Confidential Information in any manner otherwise contemplated by this Agreement or any Ancillary Agreement. If, after the Closing, any Shareholder or any Beneficiary or any of their respective representatives is legally required to disclose any Business Confidential Information, such Shareholder or Beneficiary, as applicable, shall (A) promptly notify Buyer to permit Buyer, at Buyer’s sole cost and expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Buyer in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Business Confidential Information, but only at Buyer’s sole cost and expense. If, after the Closing, and in the absence of a protective order, any Shareholder or Beneficiary or any of such Shareholder’s or Beneficiary’s representatives is compelled as a matter of Law to disclose Business Confidential Information to a third party, such Shareholder or Beneficiary may disclose (and such Shareholder or Beneficiary shall cause any such representative(s) to disclose) to the third party compelling disclosure only the part of such Business Confidential Information as is required by Law to be disclosed; provided, however, that prior to any such disclosure, any such Shareholder or Beneficiary will, and will cause any such representative(s) to, as applicable, use good faith efforts to advise and consult with Buyer and its counsel as to such disclosure and the nature and wording of such disclosure.

6.9 Taxes.

(a) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company and its Subsidiaries that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.9(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (x) paid for the privilege of doing business during a period (a “Privilege Period”) and (y) computed based on business activity occurring during an accounting period ending prior to the privilege period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the privilege period. Proration of property taxes will be made on the basis of the most recent officially certified tax valuation and tax assessment rate for the corresponding assets. If the valuation or rate pertain to a tax period other than that in which the Closing occurs, such proration will be recalculated at such time as actual tax bills for such period are available, and the parties will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty (60) days after notice of the issuance of such actual tax bills.

(b) Buyer will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns of the Company and its Subsidiaries for any Straddle Period (other than any Tax Returns for which the Shareholders have filing responsibility under Section 6.9(c)) (the “Buyer Returns”). Buyer will make available to the Shareholders Representative any Buyer Tax Returns with respect to any Straddle Period for review and comment at least twenty (20) days prior to the respective due dates of such Buyer Returns, and the Shareholders Representative will provide Buyer with the Shareholders’ comments no later than ten (10) days before the respective due dates of such Buyer Returns; provided, however, that in the event such Buyer Returns are due within thirty (30) days of the Closing

Date, Buyer will provide such Buyer Returns to the Shareholders Representative at least ten (10) days prior to the respective due date, and the Shareholders Representative will provide Buyer with the Shareholders’ comments no later than seven (7) days before the respective due date of such Buyer Returns. Not later than five (5) Business Days prior to the actual date of filing of any Buyer Return that is required to be filed with respect to a Straddle Period, the Shareholders will pay (or cause to be paid) to Buyer cash in an amount equal to the Taxes allocable to the Pre-Closing Straddle Period (as determined pursuant to Section 6.9(a)) shown on such Buyer Return.

(c) The Shareholders will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns with respect to the Company and its Subsidiaries for all Pre-Closing Tax Periods (the “Seller Returns”), and will pay (or cause to be paid) all Taxes with respect to the Seller Returns (whether imposed on the Company or its Subsidiaries or the (direct or indirect) equityholders of the Company, its Subsidiaries or its Affiliates). The Shareholders Representative will make available to Buyer any Seller Returns to be filed after the Closing Date for review and comment at least twenty (20) days prior to the respective due dates of such Seller Returns, and Buyer will provide the Shareholders Representative with Buyer’s comments no later than ten (10) days before the respective due dates of such Seller Returns.

(d) Except as provided in the last sentence of this Section 6.9(d), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or the Company or any of its Subsidiaries in connection with this Agreement (“Transfer Taxes”) will be borne and paid by Buyer when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall use reasonable best efforts to obtain any available exemptions from such Transfer Taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemptions. Building #1 Owner and Building #2 Owner shall be responsible for all Transfer Taxes incurred in connection with the transfer of Building #1 Property and Building #2 Property to the Company.

(e) Except to the extent attributable to the carryback of any attribute generated after the Closing Date, any Tax refunds that are received by Buyer or the Company or any of its Subsidiaries, and any amounts credited against Tax that Buyer or the Company or any of its Subsidiaries utilizes that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and Buyer shall pay over to the Shareholders Representative any such refund or the amount of any such credit (net of any Taxes of Buyer or the Company or any of its Subsidiaries attributable to such refund or credit and net of any costs of Buyer or the Company or any of its Subsidiaries attributable to obtaining such refund or credit) within 15 days after receipt or utilization thereof.

(f) Except as required by applicable Law, Buyer shall not, and shall cause or permit the Company or any of its Subsidiaries to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Shareholders Representative (which consent shall not to be unreasonably withheld, conditioned or delayed).

(g) In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company and its Subsidiaries, Buyer and the Company and its Subsidiaries, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

(h) This Section 6.9(h) and not Section 9.2 shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of the Company and its Subsidiaries. The Shareholders Representative shall have the right to represent the interests of the Company and its Subsidiaries before the relevant Taxing Authority with respect to any inquiry, assessment, proceeding or other similar event with respect to the Company and its Subsidiaries (a “Tax Matter”) relating solely to any Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Shareholders, and (ii) the Shareholders Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer shall have the right to represent the interests of the Company and its Subsidiaries before the relevant Taxing Authority with respect to any Tax Matter that does not relate solely to any Pre-Closing Tax Period and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) the Shareholders Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter that affects the liability of the Shareholders pursuant to Section 9.1 without the prior written consent of the Shareholders Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

(i) The Shareholders shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Elections”). In furtherance of the preceding sentence, the Shareholders shall execute and deliver to Buyer such documents or forms as Buyer shall reasonably request or as are required by applicable Law to effect the Section 338(h)(10) Elections. The Shareholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable Law, and shall take no position inconsistent with treating the purchase by Buyer of the Shares as a transaction to which Section 338(h)(10) applies. The consideration paid for the Shares hereunder and the liabilities (to the extent included in amount realized for federal income Tax purposes) shall be allocated among the assets of the Company in accordance with their fair market values determined using the methodology set forth on Schedule 6.9(i) (the “Allocation Schedule”) and Section 338 of the Code. Buyer, the Shareholders and each of their Affiliates shall file all Tax Returns in a manner consistent with such Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any inquiry, assessment, audit, action, proceeding or other similar event relating to Taxes.

(j) All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving the Company and its Subsidiaries will be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any liability thereunder.

6.10 Release by the Shareholders.

(a) Effective as of the Closing, each of the Shareholders and the Beneficiaries, on behalf of themselves and their respective Affiliates, beneficiaries, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Company, its Subsidiaries, Buyer and each of their respective Affiliates, agents, representatives, directors and officers and employees (together, the “Company Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Company Released Party, including in any Seller Related Person’s capacity as a direct or indirect equityholder of the Company or its Subsidiaries prior to the Closing and pursuant to any Contract between any Seller Related Person and a Company Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include (i) any claims pursuant to this Agreement or any Ancillary Agreement, (ii) any claims pursuant to any Employee Plan disclosed on Disclosure Schedule 4.22(a)

that cannot be waived pursuant to applicable Law, or (iii) any claims resulting from a Company Released Party’s fraud or criminal act.

(b) No Shareholder or Beneficiary has filed, and no Shareholder or Beneficiary will file, any Action against any Company Released Party with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. No Shareholder or Beneficiary has assigned, and no Shareholder or Beneficiary will assign, any Seller Related Person Claim and has not authorized, and will not authorize, any other Person to assert any Seller Related Person Claim on its or their behalf.

(c) Each of the Shareholders and Beneficiaries expressly acknowledges that the release provided under this Section 6.10 is intended to include in its effect all claims within the scope of this release that the Shareholders and the Beneficiaries do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) Each of the Shareholders and the Beneficiaries is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, Liabilities, Actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each of the Shareholders and Beneficiaries, for itself and the other Seller Related Persons, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Shareholders and the Beneficiaries otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which the release provided under this Section 6.10 is given may turn out to be other than or different from the facts in that respect now known or believed by the Shareholders or the Beneficiaries to be true; and with such understanding and agreement, each of the Shareholders and the Beneficiaries expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 6.10 shall extend to and be binding upon each of the Shareholders and the Beneficiaries, and each such Person’s legal successors and assigns, and all other Seller Related Persons, and shall inure to the benefit of all of the Company Released Parties.

6.11 Director and Officer Liability and Indemnification.

(a) Prior to the Closing Date, the Company shall purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ or officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides liability insurance coverage for the individuals who were officers, directors and similar functionaries of the Company and its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies presently maintained by the Company and the Subsidiaries for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to Closing, including with respect to the transactions contemplated by this Agreement.

(b) Subject to Section 9.5, from and after the Closing, Buyer and the Company and its Subsidiaries, jointly and severally, shall indemnify, hold harmless and defend each person who is a current or former director or officer of the Company or a Subsidiary of the Company against all Covered Losses arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing. The indemnification and related rights hereunder shall be provided in accordance with the Company’s Organizational Documents, and Buyer or the Company or a Subsidiary shall advance expenses in connection with such indemnification pursuant to such Organizational Documents.

(c) The provisions of this Section 6.11 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her representatives, heirs, successors and assigns and are in addition to, and not in substitution for, any other rights of indemnification or contribution that any such person may have had by contract or otherwise.

(d) Buyer shall not take, cause or permit to be taken by any Person any action to alter or impair any exculpatory or indemnification provisions, now existing in the Organizational Documents of the Company or any its Subsidiaries, for the benefit of any individual who served as a director or officer of the Company or a Subsidiary at any time prior to the Closing, except for any changes that may be required to comply with Law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

6.12 Updated Disclosure Schedule. The Shareholders shall have the right to update the Disclosure Schedules only with respect to any matter arising after the date of this Agreement but prior to the Closing that would result in the condition set forth in Section 7.2(b) not being satisfied, provided that the Shareholders Representative acknowledges concurrently with the delivery of such schedules that the matter would result in such condition not being satisfied (the “Updated Disclosure Schedules”). If Buyer receives Updated Disclosure Schedules from the Shareholders Representative, Buyer shall have the right to (a) terminate this Agreement pursuant to Section 10.1(f) or (b) proceed with the Closing, provided that upon the Closing, Buyer shall be deemed to have waived all claims, including all indemnity claims pursuant to ARTICLE IX, for all matters set forth in the Updated Disclosure Schedules. For all other purposes under this Agreement, the Updated Disclosure Schedules shall be deemed to supersede and amend the original Disclosure Schedules dated as of the date of this Agreement. For the avoidance of doubt, no Updated

Disclosure Schedule shall contain any matter that existed as of the date of this Agreement, whether or not known to the Shareholders or the Company.

6.13 Certain Other Post-Closing Covenants. The Shareholders shall promptly forward to Buyer any mail (including electronic mail) that such Person receives after the Closing Date that relates to the Company or its Subsidiaries or is otherwise intended for the owner of the Company or its Subsidiaries.

6.14 Litigation Support. From and after the Closing, in the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any Subsidiary of the Company, each of the other parties shall reasonably cooperate with such party and its counsel and representatives in the defense or contest all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE IX).

6.15 Company 401(k) Plan. The board of directors of the Company (i) shall take all actions necessary to effect the termination of the United States Endoscopy Group, Inc. 401(k) Savings Plan Trust (the “Company 401(k) Plan”) with such action and termination to be effective as of the day immediately preceding the Closing and (ii) may take any actions necessary to amend the Company 401(k) Plan prior to Closing to permit discretionary nonelective Company contributions for the 2012 plan year to be allocated to the account of each employee of the Company who was an active participant in the Company 401(k) Plan at any time during the period beginning on January 1, 2012 through the termination date of the Company 401(k) Plan based upon eligible compensation under the Company 401(k) Plan for such time period and effect any such contribution prior to the Closing Date.

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF BUYER AND THE SHAREHOLDERS

7.1 Conditions to Obligations of Each Party. The respective obligations of the Shareholders and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) no Law or Order is enacted, entered, enforced or issued preventing the consummation of the transactions contemplated hereby; and

(b) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by Buyer:

(a) the Shareholders shall have delivered, or caused to be delivered, all of the items required by Section 3.2;

(b) all representations and warranties of the Shareholders set forth in this Agreement or in any document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation and warranty containing any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualification) when made and as of the Closing Date as though made as of the Closing Date. The Shareholders shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by the Shareholders at or prior to the Closing Date;

(c) the Shareholders Representative shall have delivered to Buyer a certificate to the effect that the conditions set forth in Sections 7.2(a), (b), (d) and (f) through (i) have been satisfied;

(d) since the date hereof there shall not have occurred and be continuing any Material Adverse Effect;

(e) Buyer shall have received written Consents from all third parties set forth on Schedule 7.2(e) to effect the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) each of the Release Agreements shall not have been terminated and shall be in full force and effect;

(g) the board of directors of the Company shall have taken all actions necessary to effect the termination of the Company’s 401(k) Plan and such plan shall have been terminated;

(h) the Company shall have caused U.S. Endoscopy Global IC-DISC, Inc. to make a final distribution of all remaining dividends to the Company and distributed the stock of U.S. Endoscopy Global IC-DISC, Inc. to the Shareholders; and

(i) the Shareholders shall have terminated the Second Amended and Restated U.S. Endoscopy Close Corporation Agreement dated May 31, 2010.

7.3 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by the Shareholders Representative (on behalf of all Shareholders):

(a) Buyer shall have delivered all of the items required by Section 3.3;

(b) all representations and warranties of Buyer set forth in this Agreement or in any document delivered pursuant hereto shall be true and correct in all respects

(in the case of any representation and warranty containing any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualification) when made and as of the Closing Date as though made as of the Closing Date. Buyer shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by it at or prior to the Closing Date; and

(c) an officer of Buyer shall have delivered to the Shareholders Representative (on behalf of the Shareholders) a certificate to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

7.4 Frustration of Closing Conditions. Neither Buyer nor the Shareholders may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as required by the provisions of this Agreement.

ARTICLE VIII EMPLOYEE MATTERS

8.1 Benefits and Compensation. For the period beginning at the Closing and ending on December 31, 2012, Buyer shall or shall cause the Company to provide each employee of the Company and the Subsidiaries who remains employed by the Company or a Subsidiary following the Closing (each, a “Continuing Employee”) with (i) a base salary or base wage rate that is at least equal to the base salary or base wage rate, as applicable, provided to the Continuing Employee by the Company immediately prior to the Closing and (ii) welfare benefits (within the meaning of Section 3(1) of ERISA) and pension benefits (within the meaning of Section 3(2) of ERISA) that, in each case, are reasonably comparable in the aggregate to the welfare benefits and pension benefits provided to such Continuing Employee immediately prior to the Closing; provided that, if the employment of a Continuing Employee is terminated following the Closing and on or prior to December 31, 2012 in a manner that would entitle the Continuing Employee to receive severance payments or benefits pursuant to Buyer’s current employee severance guidelines set forth on Schedule 8.1 (the “Severance Guidelines”), Buyer shall, or shall cause the Company to, provide severance payments and/or benefits to such terminated Continuing Employee in accordance with the Severance Guidelines, after giving credit for all time served and positions held with the Company or its Subsidiaries by the Continuing Employee prior to Closing.

8.2 Credit for Service; 2012 Incentive Compensation. To the extent not otherwise required by or resulting from the operation of Law, Buyer shall cause any applicable employee benefit plan of Buyer or its Affiliates in which any Continuing Employee participates on and after the Closing and which is a Welfare Benefit Plan (each, a “Buyer Plan”) to (i) recognize the service of each Continuing Employee as of the Closing with either the Company or the Subsidiaries, as the case may be, as service with Buyer or its Affiliates for purposes of eligibility to participate, other than (A) with respect to any Buyer Plan that is frozen or grandfathered or (B) to the extent such recognition would result in a duplication of benefits; (ii) cause the waiver of any pre-existing conditions, waiting period limitations, or eligibility waiting periods with respect to such Continuing Employee and his or her eligible dependents, in each case to the extent waived under the corresponding Employee Plan (for a comparable level of coverage) in which such Continuing Employee participated immediately prior to the Closing; and (iii) with respect to any Buyer Plan that is a medical, vision, and/or dental plan, provide credit for deductibles, co-payments and eligible out of pocket expenses incurred during the portion of the calendar year preceding the termination date (or transfer date) in a comparable Buyer Plan for the corresponding calendar year of the Buyer Plan. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, honor all of the Company’s performance bonus and incentive plans set forth on Schedule 8.2 (“Bonus Plans”) in effect for calendar year 2012 in accordance with the terms thereof as in effect on the date of this Agreement. Schedule 8.2 also contains a person-by-person list of the amounts accrued with respect to the Bonus Plans as of the date hereof, provided that the Company will provide an updated Schedule 8.2 immediately prior to the Closing Date to reflect all such accruals as of the Closing Date. If Buyer or the Company terminates any Company Employee without cause (as determined by Buyer or the Company in its sole discretion) on or after the Closing Date and on or prior to December 31, 2012, Buyer shall, or shall cause the Company to, pay to such terminated Company Employee the amounts accrued as of the Closing Date under such Bonus Plans with respect to such employee as set forth on the updated Schedule 8.2, payable at the time Bonus Plan payments are made to employees generally.

8.3 Access to Data. Upon request of Buyer, prior to the Closing, the Shareholders shall cause the Company and its Subsidiaries to provide Buyer reasonable access to and copies of data regarding ages, dates of hire, compensation, job description and, subject to applicable Law, such other personnel and employee benefits records as Buyer may reasonably request in respect of any employee of, or other service provider to, the Company.

8.4 No Employment Rights or Third Party Beneficiaries. No provision of this ARTICLE VIII shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create an employment agreement, (c) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan sponsored or maintained by Buyer or its Affiliates or (d) limit the ability of Buyer or any of the Affiliates to terminate the employment of any Continuing Employee following the Closing.

ARTICLE IX INDEMNIFICATION AND SURVIVAL

9.1 General Indemnification Obligation. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing:

(a) The Shareholders (solely through the General Escrow Account, as provided in Section 9.1(j)) will, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries), and their respective directors, officers, managers, employees, agents, advisers and representatives (each, a “Buyer Indemnitee”) from and against, and pay and reimburse the Buyer Indemnitees for, any Covered Losses resulting from, arising out or otherwise in respect of: (i) any inaccuracy of any representation or warranty made by the Shareholders herein or under any Ancillary Agreement; (ii) any failure by any Shareholder to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof; and (iii) any Selling Expenses and Indebtedness of the Company or its Subsidiaries not paid on or prior to the Closing.

(b) Buyer will indemnify, defend and hold harmless the Shareholders, their respective Affiliates, and their respective directors, officers, managers, employees, agents, advisers and representatives (each, a “Seller Indemnitee”) from and against, and pay and reimburse the Seller Indemnitees for, any Covered Losses resulting from, arising out or otherwise in respect of (i) any inaccuracy of any representation or warranty made by Buyer herein or under any Ancillary Agreement and (ii) any failure by Buyer to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof.

(c) Notwithstanding any provisions of Section 9.1(a) to the contrary, no Buyer Indemnitee shall be entitled to indemnification pursuant to Section 9.1(a)(i) with respect to Covered Losses for which indemnification is provided thereunder unless the aggregate amount of all such Covered Losses of all Buyer Indemnitees exceeds $1,500,000 (the “Basket”), in which case the Buyer Indemnitees shall be entitled to indemnification for all such Covered Losses in excess of the Basket. Notwithstanding the foregoing, indemnification for Covered Losses in connection with an inaccuracy of any Fundamental Representation shall not be subject to or applied to the Basket; provided, however, that no Buyer Indemnitee shall be entitled to indemnification pursuant to Section 9.1(a)(i) with respect to Covered Losses for an inaccuracy in the representations and warranties contained in Section 4.12 (Taxes) regarding Taxes other than Income Taxes unless the aggregate amount of all such Covered Losses of all Buyer Indemnitees exceeds $750,000 (the “Non-Income Taxes Basket”), in which case the Buyer Indemnitees shall be entitled to indemnification for all such Covered Losses in excess of the Non-Income Taxes Basket.

(d) For purposes of this ARTICLE IX, all Covered Losses shall be computed net of (i) any insurance coverage with respect thereto (which coverage shall be net of any self-insurance retention or other self-insurance set asides that may otherwise be available), in each case that reduce such Covered Losses that would otherwise be sustained; (ii) any amounts recovered or recoverable by the Indemnified Party from any Person (other than the Indemnifying Party or another Indemnified Party) with respect to such Covered Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any Tax benefit realized by the Indemnified Party (or any Affiliate thereof) that is attributable to the Covered Losses to which such claim relates in the taxable year in which the claim occurs. For purposes of this Section 9.1(d), the Tax benefit realized by the Indemnified Party (or any Affiliate thereof) shall be determined by comparing the

Taxes payable by the Indemnified Party without taking into account any Tax attribute resulting from the Covered Loss with the Taxes paid by the Indemnified Party, treating any such Tax attribute as the last such tax attribute on any Tax Return.

(e) The Buyer Indemnitees shall use commercially reasonable efforts to pursue all insurance claims, other third party payments to which it or they may be entitled in connection with any Covered Losses incurred (with all of the costs and expenses of exercising such commercially reasonable efforts being deemed Covered Losses). If any Buyer Indemnitee (or any Affiliate) receives any insurance or other third party payment in connection with any claim for Covered Losses for which it has already received an indemnity payment from the General Escrow Account, it shall pay into the General Escrow Account within thirty (30) days after such insurance or other payment is received, an amount equal to the excess of (x) the amount previously received with respect to such claim plus the amount of such insurance or other third party payment, over (y) the amount of Covered Losses to which the Buyer Indemnitees have become entitled under this Agreement in connection with such claim.

(f) Each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or Liability that an Indemnified Party asserts under this ARTICLE IX.

(g) For purposes of this ARTICLE IX, Covered Losses shall not include any punitive, exemplary damages or consequential damages (unless, and only to the extent, that any of the foregoing is awarded to a third party in a Third-Party Claim, in which case such damages shall not be excluded from Covered Losses). For purposes of this Agreement, “consequential damages” shall mean damages that arise solely from the special circumstances of the Indemnified Party that had not been communicated to the Indemnifying Party.

(h) In no event shall any Buyer Indemnitee be entitled to indemnification pursuant to this ARTICLE IX with respect to any liability (including any liability for Taxes) that is accrued (and then only to the extent thereof) on the finally determined Statement or any amount that was the subject of a dispute submitted to, and resolved by, the Accounting Firm pursuant to Section 2.3(a) or that was resolved by the parties pursuant to Section 2.3(a).

(i) No Buyer Indemnitee shall be entitled to indemnity pursuant Section 9.1(a) to the extent the Covered Losses are a result of Buyer’s or any Affiliate of Buyer’s voluntary (i) remedial actions or (ii) subsurface sampling of soil or groundwater, except to the extent any of the foregoing is (A) required by a Governmental Authority, Environmental Laws or any Permit, (B) performed in connection with the defense or resolution of any third-party Environmental Claim, (C) performed in connection with any maintenance, repair or construction projects conducted in the ordinary course of business, or (D) performed in connection with any Environmental Condition otherwise known to Buyer or any of its Affiliates that could reasonably be expected to result in a substantial threat to human health or the Environment. Neither Buyer nor any of its Affiliates shall voluntarily solicit or request any Governmental Authority or other Person to make a claim with the purpose of triggering the indemnity provisions of this Agreement.

(j) The sole source of indemnification for the Buyer Indemnitees from the Shareholders under Section 9.1(a) shall be a claim against the General Escrow Account to the extent it has not otherwise been distributed or otherwise depleted. Neither the Shareholders nor any of their respective successors or assigns shall have any Liability personally under this ARTICLE IX. In addition, Buyer shall be entitled to set-off or recoup any amounts that are finally determined to be due to Buyer Indemnitees pursuant to Section 9.1(a) against any payment owed by Buyer under the Royalty Agreement. For purposes of this Section 9.1(j), “finally determined” means a final, non-appealable resolution of the Liability Claim, whether by consent, order, judgment, decree, settlement, arbitration award or otherwise. If any Buyer Indemnitee has given a Claims Notice and the Liability Claim has not been finally determined prior to the time scheduled for any such payment under the Royalty Agreement, Buyer shall have the right, notwithstanding anything herein to the contrary, to withhold from the amount otherwise due with respect to such payment the amount or estimated amount of such Liability Claim as set forth in the Claims Notice. Once such Liability Claim is finally determined, Buyer shall (a) retain all or a portion of the amount so withheld, to the extent the final determination of such claim is in favor of the Buyer Indemnitees, and/or (b) distribute the remainder of the amount withheld, if any, pursuant to the Royalty Agreement. In the event that Buyer must distribute any amounts withheld pursuant to this Section 9.1(j), Buyer shall pay such amount plus interest accrued thereon from the date such amount was otherwise due to the date it is paid at an interest rate equal to the rate applicable to borrowings under Buyer’s revolving credit facility, as may be in effect from time to time, during that same period, or, if no such credit facility exists, at an annual rate equal to the prime rate published in The Wall Street Journal as of the original due date of such payment.

9.2 Notice and Opportunity to Defend.

(a) As soon as is reasonably practicable after any Seller Indemnitee, on the one hand, or Buyer Indemnitee, on the other hand, becomes aware of any claim that it has under Section 9.1 that may result in a Covered Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to Buyer or the Shareholder Representative (on behalf of the Shareholders), as the case may be (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in such reasonable detail as is available, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Covered Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party regarding a claim by a third party (including any Governmental Authority) for which indemnity may be sought hereunder (a “Third-Party Claim”), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (ii) the Third-Party Claim seeks (and continues to solely seek) monetary damages and, if applicable, immaterial equitable claims that are ancillary to a claim for monetary damages (the conditions set forth in the foregoing clauses (i) and (ii), collectively, the “Litigation Conditions”). In the event that the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 9.2(b), the Indemnifying Party shall have a forty-five (45)—day period (the “Discovery Period”) following receipt by the Indemnifying Party of the Claims Notice during which the Indemnifying Party shall be entitled to reasonable discovery with respect to the indemnifiable nature of the claims. The Indemnifying Party and the Indemnified Party shall reasonable cooperate with each other with respect to such discovery. If the Indemnifying Party does not provide written notice to the Indemnified Party by the end of the Discovery Period that it no longer continues to assume the defense of the Third-Party Claim, the claims made in that Third-Party Claim will be conclusively established for purposes of this Agreement as within the scope of and subject to indemnification hereunder. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Third-Party Claim at the expense of the Indemnifying Party to the extent the Third-Party Claim is indemnifiable hereunder. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable, to the extent the Third-Party Claim is indemnifiable hereunder, for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third-Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all Liability and Covered Losses in respect of such Third-Party Claim, or (y) grants any injunctive or equitable relief. The Indemnified Party shall not have the right to settle any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not to be unreasonably withheld, conditioned or delayed).

9.3 Survival; Limitations. All of the representations and warranties of the Shareholders and Buyer contained in ARTICLE IV and ARTICLE V, respectively, will survive the Closing hereunder and continue in full force and effect for a period of twenty-four (24) months thereafter, except that the Fundamental Representations will not expire until the applicable statute of limitations with respect thereto. Any Claims Notice with respect to any claim for indemnification based on the representations and warranties in this Agreement must identify the particular representation and warranty that is claimed to have been breached, together with the underlying facts and Covered Losses relating thereto, in each case, to the extent known, and must be given by the Indemnified Party to the Indemnifying Party prior to the expiration of the survival period for such representation and warranty as set forth in the preceding sentence. Any such Claims Notice given prior to such date may continue to be asserted and shall continue to be indemnified against thereafter. Any claim for indemnification hereunder that is not properly asserted as provided herein may not be pursued and is hereby irrevocably waived upon and after the expiration of the applicable period of survival. Indemnification obligations hereunder that are not in respect of representations and warranties shall survive the Closing indefinitely. The representations and warranties of the parties shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party or its representatives or by reason of the fact that such other party or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate or incorrect in any respect. For all purposes of (i) determining whether there has been any misrepresentation of or inaccuracy in the representations and warranties contained in this Agreement (other than the representations and warranties set forth in Sections 4.6(c), 4.7 (first sentence), 4.8(p) and 4.19(a)) and (ii) calculating Covered Losses hereunder, any “material,” “materiality,” “Material Adverse Effect” or similar qualification in such representations and warranties shall be disregarded.

9.4 Adjustments to Purchase Price. Any payments made pursuant to Sections 2.3, 2.4 and 9.1 shall be treated as adjustments to the Purchase Price, except as otherwise required by applicable Law.

9.5 Contribution and Waiver. From and after the Closing, no Shareholder shall seek indemnification or contribution from the Company or its Subsidiaries (including by reason of the fact that he or it was a director, manager, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity) for any breaches of this Agreement or any Ancillary Agreement or in respect of any other payments required to be made by any Shareholder pursuant to this Agreement or the Ancillary Agreements.

9.6 Exclusive Remedy. The indemnification provided in this ARTICLE IX, subject to the limitations set forth herein, shall be the sole and exclusive remedy of the parties hereto following the Closing for any Liabilities (including any Covered Losses) arising out of, based upon or otherwise in respect of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement or the transactions contemplated hereby, whether based in contract or tort, except for any claim based upon fraud. In furtherance of the foregoing, following the Closing each of the parties hereto hereby expressly waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto arising under or based upon any Law (including any right or remedy under CERCLA), at common law, tort or pursuant to any other theory or liability, other than the right to seek indemnity pursuant to this ARTICLE IX; provided, however, that the provisions of this Section 9.6 shall not prevent or limit a cause of action under Section 11.12 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and conditions hereof.

ARTICLE X TERMINATION

10.1 Termination of Agreement. Except as otherwise provided in Section 10.2, this Agreement may be terminated:

(a) by mutual written consent of Buyer and the Shareholders Representative at any time prior to the Closing;

(b) by Buyer or the Shareholders Representative, if the Closing has not occurred on or before the date that is 90 days after the date hereof (the “Termination Date”), unless the failure of such consummation shall be due to the failure of the party wishing to terminate (which, in the case of a proposed termination by the Shareholders Representative, shall mean the Shareholders) to comply in all material respects with the agreements and covenants contained herein;

(c) by the Shareholders Representative if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) five (5) Business Days following notice of such misrepresentation or breach, (ii) in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 3.1, the date that is two (2) Business Days after such contemplated date, and (iii) the Termination Date;

(d) by Buyer if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Shareholders contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) five (5) Business Days following notice of such misrepresentation or breach, (ii) in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 3.1, the date that is two (2) Business Days after such contemplated date, and (iii) the Termination Date;

(e) by either the Shareholders Representative or Buyer, by written notice to the other, in the event that any Governmental Authority will have issued a final, non-appealable Order, or adopted any applicable Law, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or

(f) by Buyer, by giving written notice to the Shareholders Representative at any time prior to the Closing in the event the Shareholders Representative has, within the previous ten (10) Business Days, delivered Updated Disclosure Schedules to Buyer pursuant to Section 6.12.

The party desiring to terminate this Agreement pursuant to this ARTICLE X shall give written notice of such termination to the other party.

10.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate and none of the parties will have any Liability to the other parties hereto other than under the Confidentiality Agreement (and any amendments thereto) and under this Section 10.2 and ARTICLE XI, which provisions will survive termination and remain in full force and effect without any limitation whatsoever; provided, however, that if such termination shall have been caused by, or shall have resulted from, (a) any willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) Buyer’s failure to pay any portion of the Purchase Price at the Closing, then any such termination shall not relieve any such breaching or failing party for Covered Losses actually incurred or suffered by the other party as a result of any such breach or failure, and/or from equitable relief.

ARTICLE XI MISCELLANEOUS

11.1 Waivers and Amendments. No amendment, modification or discharge of this Agreement (including any Schedule or Exhibit), and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11.2 Shareholders Representative. Each Shareholder hereby irrevocably appoints the Shareholders Representative as agent and attorney-in-fact for each such Shareholder, for and on behalf of each such Shareholder, with full power and authority to represent each Shareholder and such Shareholder’s successors and assigns with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Shareholders Representative under this Agreement or the Escrow Agreement will be binding upon each such Shareholder and such Shareholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Shareholders Representative has full power and authority, on behalf of each Shareholder and such Shareholder’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or the Escrow Agreement, to negotiate and compromise any dispute that may arise under this Agreement or the Escrow Agreement and to sign any releases or other documents with respect to such dispute. A Shareholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Shareholders Representative signs on behalf of such Shareholder. All decisions, actions and instructions by the Shareholders Representative, including the defense or settlement of any claims for which the Shareholders may be required to indemnify the Buyer Indemnitees pursuant to ARTICLE IX, will be conclusive and binding on each Shareholder and no Shareholder has the right to object, dissent, protest or otherwise contest the same. The Shareholders jointly and severally agree to pay, and to hold harmless the Buyer Indemnitees from and against, any Liabilities or losses that the Buyer Indemnitees may suffer or sustain as the result of any claim by any Person that an action taken by the Shareholders Representative on behalf of the Shareholders is not binding on, or enforceable against, the Shareholders. Buyer has the right to rely conclusively on the instructions and decisions of the Shareholders Representative as to the settlement of any claims for indemnification by Buyer pursuant to ARTICLE IX, or any other actions required or permitted to be taken by the Shareholders Representative hereunder, and no party hereto will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Shareholders Representative. The appointment of the Shareholders Representative is an agency coupled with an interest and is irrevocable and any action taken by the Shareholders Representative pursuant to the authority granted in this Section 11.2 is binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders means and includes the successors to the Shareholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

11.3 Notices. All notices, requests, consents, demands and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally, sent by recognized overnight delivery service, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows:

if to Buyer:

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060

Attention: General Counsel

Facsimile No.: (440) 357-2344

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

Email: jpdougherty@jonesday.com

Facsimile No.: (216) 579-0212; and

if to the Shareholders Representative, on behalf of the Shareholders:

Cohen & Company

1350 Euclid Avenue, Suite 800

Cleveland, Ohio 44114

Attention: Randall S. Myeroff

Email: rmyeroff@cohencpa.com

Facsimile No.: (888) 231-8518

with a copy to:

McCarthy, Lebit, Crystal & Liffman Co., L.P.A.

101 West Prospect Avenue, Suite 1800

Cleveland, Ohio 44114-1088

Attention: Gregg S. Levy

Email: gsl@mccarthylebit.com

Facsimile No.: (216) 696-1210

and

Baker & Hostetler LLP

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114-3482

Attention: John M. Gherlein

Email: jgherlein@bakerlaw.com

Facsimile No.: (216) 696-0740

or, in each case, at such other address or facsimile number as may be specified in writing to the other party hereto.

All such notices, requests, consents, demands and other communications shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 11.3 or facsimile at the facsimile telephone number specified in this Section 11.3, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 11.3 or facsimile at the facsimile telephone number specified in this Section 11.3, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail.

11.4 Attorney-Client Privilege and Conflict Waiver. Baker & Hostetler LLP and McCarthy, Lebit, Crystal & Liffman Co., L.P.A. have each represented the Company, its

Subsidiaries, the Shareholders and the Shareholders Representative in connection with this Agreement and the transactions contemplated hereby. All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after Closing. Specifically, the parties agree that Buyer shall not, and shall not cause the Company or any of its Subsidiaries to, seek to have either Baker & Hostetler LLP or McCarthy, Lebit, Crystal & Liffman Co., L.P.A. disqualified from representing the Shareholders Representative, any Seller Indemnitee or their respective Affiliates (other than the Company and its Subsidiaries) in connection with any dispute that may arise between the Shareholders Representative, any Seller Indemnitee or their respective Affiliates, on the one hand, and the Purchaser or the Company, on the other hand. In connection with any such dispute and any Third-Party Claim for which the Shareholders have assumed the defense under Section 9.2(b) (other than any Third-Party Claim that is an Action by or on behalf of a Governmental Authority), the Shareholders Representative will have the right to decide, in its sole discretion, whether or not to waive or assert any attorney client privilege that may apply to communications between any of the Shareholders, and either Baker & Hostetler LLP or McCarthy, Lebit, Crystal & Liffman Co., L.P.A. that occurred before the Closing, in each case, only to the extent such communications relate to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

11.5 Fees and Expenses. Except to the extent expressly provided otherwise in this Agreement, each party will bear its own costs and expenses (including attorneys’, consultants’, and advisors’ fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

11.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of its rights, interests or obligations may be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, except that Buyer may assign all or any part of its rights, obligations and duties under this Agreement or under any Ancillary Agreement to any one or more of its Affiliates, provided that no such assignment shall in any way release Buyer from any of its Liabilities under this Agreement.

11.7 Third Party Beneficiaries. This Agreement is not intended, and shall not be construed, to give any Person other than Buyer and the Shareholders, and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby.

11.8 Consent to Jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the local, state or federal courts of the State of Ohio located in Lake County, or the courts of the United States located in the Northern District of Ohio and sitting in Cleveland, Ohio, in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon a party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.3 hereof.

11.9 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of laws.

11.10 Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.10.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability (i) of the offending term or provision in any other situation or in any other jurisdiction or (ii) of any other term or provision of this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants or agreements of this Agreement or the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy that they are entitled to pursue under this Agreement or the Ancillary Agreements, the parties will be entitled to seek injunctions to prevent any breach of this Agreement or the Ancillary Agreements and to seek specific enforcement at law or in equity of the terms and conditions of this Agreement and the Ancillary Agreements.

11.13 Entire Agreement. This Agreement (including the Disclosure Schedules, other Schedules and Exhibits hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior understandings, agreements, statements, representations, documents, instruments, communications and correspondence, whether written or oral, express or implied, by or among the parties hereto and their respective Affiliates, representatives and agents with respect to the subject matter hereof and thereof.

11.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements.

11.15 Incorporation of Exhibits and Schedules. The Exhibits, Disclosure Schedules and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. There may be included in the Disclosure Schedules and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any section of the Disclosure Schedules shall be considered to be made for purposes of all other sections of the Disclosure Schedules to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedules is reasonably apparent. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that such breach or violation exists or has occurred. Any capitalized term used in the Disclosure Schedules and not otherwise defined therein shall have the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedules or other Schedules are for convenience of reference only and shall not affect the meaning or interpretation of any of the disclosures set forth in such schedules.

11.16 Headings. The headings contained in this Agreement are included for convenience only, and will not affect in any way the meaning or interpretation of this Agreement.

11.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

11.18 Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties, which approval shall not be unreasonably withheld, unless and only to the extent that such disclosure is required to be made in order to satisfy such party’s obligations under applicable securities Laws of the United States of America.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

STERIS Corporation

By:	/s/ Walter M Rosebrough, Jr.
Name:	Walter M Rosebrough, Jr.
Title:	President and Chief Executive Officer

United States Endoscopy Group, Inc.

By:	/s/ Gulam Khan
Name:	Gulam Khan
Title:	Chief Executive Officer

[Signature page to Stock Purchase Agreement – Buyer and Company]

SHAREHOLDERS:

/s/ Marlin E.Younker
Marlin E. Younker, Trustee Of The Declaration Of Trust Of Marlin E. Younker Dated October 27, 1993

/s/ Randall S. Myeroff
Randall S. Myeroff, Trustee of the Irrevocable Trust Agreement of Marlin E. Younker dated May 21, 2012

/s/ Lynda G. Younker
Lynda G. Younker, Trustee Of The Declaration Of Trust Of Lynda G. Younker Dated October 27, 1993

/s/ Randall S. Myeroff
Randall S. Myeroff, Trustee of the Irrevocable Trust Agreement of Lynda G. Younker dated May 21, 2012

/s/ Gretchen Y. Levy
Gretchen Y. Levy, Trustee Of The Gretchen Y. Levy (formerly Gretchen Y. Cohen) Declaration Of Trust Dated September 19, 2008, as amended

/s/ Jon E. Younker
Jon E. Younker, Trustee Of The Declaration Of Jon Younker Dated December 11, 2009, or as it may be amended

/s/ Allison A. Hanson
Allison Hanson, Trustee Of The Allison Hanson Trust Dated December 1, 2009, as amended

/s/ Scott Lichtenstein
Scott E. Lichenstein, Co-Trustee Of The Marlin E. Younker Irrevocable Gift Trust #1, dated June 28, 2012

/s/ Gretchen Y. Levy
Gretchen Y. Levy, Co-Trustee Of The Marlin E. Younker Irrevocable Gift Trust #1, dated June 28, 2012

/s/ Scott Lichtenstein
Scott E. Lichtenstein, Co-Trustee Of The Marlin E. Younker Irrevocable Gift Trust #2, dated June 28, 2012

/s/ Jon E. Younker
Jon E. Younker, Co-Trustee Of The Marlin E. Younker Irrevocable Gift Trust #2, dated June 28, 2012

/s/ Thomas P. Judge
Thomas P. Judge, Co-Trustee Of The Marlin E. Younker
Irrevocable Gift Trust #3, dated June 28, 2012

/s/ Allison A. Hanson
Allison Hanson, Co-Trustee Of The Marlin E. Younker Irrevocable Gift Trust #3, dated June 28, 2012

[Signature page to Stock Purchase Agreement – Shareholders]

The undersigned hereby agrees to serve as the Shareholders Representative in connection with this Stock Purchase Agreement and hereby agrees to act and perform its obligations thereunder.

/s/ Randall S. Myeroff
Randall S. Myeroff

[Signature page to Stock Purchase Agreement – Shareholders Representative]

The undersigned hereby join in this Stock Purchase Agreement for the purposes of Sections 2.2 through 2.7 and 6.9(d).

MY LAND HOLDING, LLC

By:	/s/ Gretchen Y. Levy
Name: Gretchen Y. Levy
Title: Manager

PA’S KIDS, LLC

By:	/s/ Gretchen Y. Levy
Name: Gretchen Y. Levy
Title: Manager

[Signature page to Stock Purchase Agreement – Real Property]

The undersigned (each a “Beneficiary”) hereby join in this Stock Purchase Agreement for the purposes of Sections 6.6, 6.7, 6.8 and 6.10.

/s/ Marlin E. Younker
Marlin E. Younker

/s/ Lynda G. Younker
Lynda G. Younker

/s/ Gretchen Y. Levy
Gretchen Y. Levy

/s/ Jon E. Younker
Jon E. Younker

/s/ Allison A. Hanson
Allison A. Hanson